EXHIBIT 10.1

EXECUTION VERSION

MASTER SEPARATION AGREEMENT

dated as of May 28, 2009

by and

among

AMERICAN INTERNATIONAL GROUP, INC.,

AMERICAN HOME ASSURANCE COMPANY,

and

TRANSATLANTIC HOLDINGS, INC.

TABLE OF CONTENTS
		Page
ARTICLE I

DEFINITIONS

Section 1.01.	Certain Defined Terms	2

ARTICLE II

EXECUTION OF UNDERWRITING AGREEMENT; CLOSING; CLOSING
DELIVERIES

Section 2.01.	Execution of Underwriting Agreement	2

Section 2.02.	Closing	2

Section 2.03.	Closing Deliveries	2

ARTICLE III

AGREEMENTS

Section 3.01.	Agreements Relating to the Offering	3

Section 3.02.	Regulatory and Other Authorizations; Reasonable Best Efforts	4

Section 3.03.	Asset Transfers; Other Restructuring	5

Section 3.04.	Intercompany Obligations	6

Section 3.05.	Intercompany Agreements	9

Section 3.06.	Mutual Release	9

Section 3.07.	Guarantees	10

Section 3.08.	AIG Intellectual Property, AIG Names and Marks, TRH Intellectual Property, TRH Names and Marks	11

Section 3.09.	Insurance	17

Section 3.10.	D&O Insurance and Liabilities	18

Section 3.11.	Employee Matters	18

Section 3.12.	Access	25

i

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Underwriting Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Stockholders Agreement
Exhibit F	Form of Hold Harmless Agreement
Exhibit G	Form of Consent from AIG and AHAC to Adopt the Restated Certificate of Incorporation of TRH
Exhibit H	Form of Restated Certificate of Incorporation of TRH
Exhibit I	Form of New York Sublease
Exhibit J	Form of Chicago Sublease
Exhibit K	Form of Toronto Sublease

Annexes

Annex I	TRH’s Knowledge

Schedules

Schedule 3.03(a)	-	Asset Transfers from TRH and the Company Subsidiaries to AIG or any of its Affiliates
Schedule 3.03(b)	-	Asset Transfers from AIG and its Affiliates to TRH or the Company Subsidiaries
Schedule 3.04(a)	-	Intercompany Obligations Settled at Closing
Schedule 3.04(b)	-	Intercompany Obligations that Survive the Closing
Schedule 3.05(a)	-	Intercompany Agreements Remaining in Place
Schedule 3.05(b)	-	Amended Intercompany Agreements
Schedule 3.06	-	Exceptions to Mutual Release
Schedule 3.07(a)	-	AIG Guarantees
Schedule 3.07(d)	-	Amounts Against which Letters of Credit have been Applied
Schedule 3.09	-	Insurance Premiums
Schedule 3.11(b)(vii)	-	Pension Plans/TRH Expatriates
Schedule 3.11(b)(viii)	-	Pension Plans/Liabilities for a certain Employee
Schedule 3.11(f)	-	AIG’s Non-Qualified Plans
Schedule 3.18	-	Third-Party Contracts
Schedule 5.03	-	AIG Governmental and Other Consent and Approvals
Schedule 6.03	-	TRH Governmental and Other Consent and Approvals

v

          This MASTER SEPARATION AGREEMENT (this “Agreement”), dated as of May 28, 2009, is entered into by and among AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation (“AIG”), AMERICAN HOME ASSURANCE COMPANY, a New York domiciled insurance company and an indirectly wholly-owned subsidiary of AIG (“AHAC”), and TRANSATLANTIC HOLDINGS, INC., a Delaware corporation (“TRH”).

RECITALS

          A. AIG directly Beneficially Owns 17,073,690 shares of common stock (“Common Stock”), par value $1.00 per share, of TRH (collectively, the “AIG Shares”).

          B. AHAC directly Beneficially Owns 22,018,972 shares of Common Stock of TRH (collectively, the “AHAC Shares” and together with the AIG Shares, the “Shares”).

          C. Concurrently with the execution and delivery of this Agreement, TRH has filed a prospectus supplement to the prospectus contained in Post Effective Amendment No. 1 to its Registration Statement on Form S-3 (the “Registration Statement”) and a prospectus supplement thereto with the Securities and Exchange Commission (the “SEC”) for a public offering of all or a portion of the Shares (the “Offering”).

          D. In the event that AIG and AHAC elect to consummate the Offering and the transactions contemplated hereby, subject to the satisfaction or waiver of the last of the conditions to the obligations of TRH contained in Section 4.01 herein, AIG, AHAC, TRH and the Underwriter(s) will enter into an underwriting agreement in substantially the form attached hereto as Exhibit B with respect to the Offering (the “Underwriting Agreement”), and simultaneously with the execution thereof, AIG, AHAC and TRH will close the transactions contemplated herein (the “Closing”).

          E. At the Closing, to the extent that not all of the Shares are agreed to be sold pursuant to the Underwriting Agreement, TRH, AIG and AHAC will enter into a registration rights agreement in substantially the form attached hereto as Exhibit C (the “Rights Agreement”), in which TRH shall grant to AIG and AHAC certain rights to require TRH to register with the SEC their respective Shares that were not sold pursuant to the Offering.

          F. At the Closing, AIG and TRH will enter into a transition services agreement in substantially the form attached hereto as Exhibit D (the “Transition Services Agreement”).

          G. At the Closing, if the Shares to be Beneficially Owned by AIG and AHAC following the sale of the Shares agreed to be sold pursuant to the Underwriting Agreement would constitute at least 10% of the outstanding shares of Common Stock of TRH, AIG, AHAC and TRH will enter into a stockholders agreement in substantially the form attached hereto as Exhibit E (the “Stockholders Agreement”).

          H. At the Closing, to the extent required by, and in accordance with and pursuant to the provisions of Section 3.07(b) hereof, TRH and AIG shall enter into one or more hold harmless agreements in substantially the form attached hereto as Exhibit F (each, a “Hold Harmless Agreement”).

          I. The parties have determined that it would be appropriate and desirable to set forth in this Agreement the manner in which certain agreements and understandings among the parties will be addressed following the Closing.

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

          Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A or elsewhere in this Agreement.

ARTICLE II

EXECUTION OF UNDERWRITING AGREEMENT; CLOSING; CLOSING DELIVERIES

          Section 2.01. Execution of Underwriting Agreement. AIG, AHAC and TRH shall enter into the Underwriting Agreement as and when requested by AIG, and each party shall comply with its respective obligations thereunder; provided that the obligations of TRH to enter into the Underwriting Agreement shall be subject to the satisfaction or waiver of the last of the conditions to the obligations of TRH contained in Section 4.01 herein.

          Section 2.02. Closing. The Closing shall occur at the Underwriting Agreement Effective Time, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004.

          Section 2.03. Closing Deliveries. At the Closing:

          (a) Each of AIG and AHAC shall deliver, or cause to be delivered, to TRH counterparts of the Underwriting Agreement, duly executed by AIG and AHAC;

          (b) Each of AIG and AHAC shall deliver to TRH the written consent contemplated by Section 3.21, duly executed by a duly authorized officer of AIG and AHAC, respectively;

          (c) Each of AIG and AHAC shall deliver, or cause to be delivered, to TRH counterparts of the Transition Services Agreement and the Hold Harmless Agreement, if any, both of which are to be effective upon the First Time of Delivery, to the extent it is a party to such agreements, duly executed by AIG, AHAC or their respective applicable Affiliates to the extent each is a party thereto;

          (d) In the event that not all of the Shares are agreed to be sold pursuant to the Underwriting Agreement, each of AIG and AHAC shall deliver, or cause to be delivered, to TRH counterparts of the Rights Agreement, to be effective upon the First Time of Delivery, and, if the Shares to be Beneficially Owned by AIG and AHAC following the sale of the Shares agreed to be sold pursuant to the Underwriting Agreement would constitute at least 10% of the outstanding shares of Common Stock of TRH, the Stockholders Agreement, to be effective upon the First Time of Delivery;

          (e) Each of AIG and AHAC shall deliver to TRH the certificate contemplated by Section 4.01(c), duly executed by a duly authorized officer of AIG and AHAC, respectively;

          (f) TRH shall deliver, or cause to be delivered, to AIG and AHAC (as applicable) counterparts of each of the Transition Services Agreement and the Hold Harmless Agreement, if any, both of which are to be effective upon the First Time of Delivery, duly executed by TRH or the applicable Company Subsidiary party thereto;

          (g) In the event that not all of the Shares are agreed to be sold pursuant to the Underwriting Agreement, TRH shall deliver, or cause to be delivered, to AIG and AHAC counterparts of the Rights Agreement, to be effective upon the First Time of Delivery, and, if the Shares to be Beneficially Owned by AIG and AHAC following the sale of the Shares agreed to be sold pursuant to the Underwriting Agreement would constitute at least 10% of the outstanding shares of Common Stock of TRH, the Stockholders Agreement, to be effective upon the First Time of Delivery;

          (h) TRH shall deliver to AIG and AHAC a certificate duly executed by a duly authorized officer of TRH certifying that (i) the representations and warranties of TRH contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date and (ii) TRH shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing;

          (i) TRH shall deliver, or cause to be delivered, to AIG and AHAC counterparts of the Underwriting Agreement, duly executed by TRH; and

          (j) Each party hereto shall deliver to the other parties such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE III

AGREEMENTS

          Section 3.01. Agreements Relating to the Offering. Subject to the conditions hereof, AIG, AHAC and TRH shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or as reasonably requested by any of the other parties hereto, to consummate the Offering and the other transactions contemplated by the Transaction Agreements, including by using their respective reasonable best efforts to take the following actions:

          (a) TRH shall file such amendments or supplements to the Registration Statement, and to any prospectus included therein, as may be reasonably necessary in order to cause the Registration Statement to become and remain effective, and to cause the Registration Statement, and any such prospectus or supplements thereto, not to contain any misstatement or omission of a material fact, including filing such amendments and supplements thereto as may be required by the Underwriting Agreement, the SEC or applicable securities Laws.

          (b) AIG, AHAC and TRH shall enter into the Underwriting Agreement as and when requested by AIG and each party shall comply with its respective obligations thereunder, provided that AIG shall have the sole discretion of whether or not to enter into the Underwriting Agreement.

          (c) TRH shall obtain “comfort” letters and updates thereof from its independent accountants addressed to the Underwriter(s) and such letters shall be reasonably acceptable to the Underwriter(s) and be in customary form and covering matters of the type customarily covered in “comfort” letters to Underwriter(s) as contemplated by the Underwriting Agreement.

          (d) TRH shall cooperate with the Underwriter(s) to facilitate timely preparation and delivery of certificates representing the Shares and to enable the Shares to be in such denominations and registered in such names as the Underwriter(s) may request.

          (e) TRH shall participate and have senior management of TRH participate in the preparation of materials and any “roadshow” marketing efforts, including attendance by senior management at “roadshow” meetings that AIG and the Underwriter(s) shall deem necessary or desirable.

          (f) TRH shall take any and all other actions necessary or desirable, or as reasonably requested by AIG, to consummate the Offering as contemplated by the Registration Statement and the Underwriting Agreement, including taking actions of the type contemplated in Section 4 of the Rights Agreement (whether or not the Rights Agreement, the form of which is attached hereto as Exhibit C, is executed and delivered by the parties at the Closing).

          Section 3.02. Regulatory and Other Authorizations; Reasonable Best Efforts.

          (a) The parties hereto shall use their reasonable best efforts to obtain as promptly as practicable all authorizations, consents, orders and approvals of all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under the Transaction Agreements and applicable Laws to consummate and make effective the Offering and the other transactions contemplated by the Transaction Agreements, and the parties hereto shall take all actions as may be requested by any such Governmental Authorities to obtain such authorizations, consents, orders and approvals. Each party hereto shall cooperate with the reasonable requests of the other party in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals. None of AIG, AHAC or TRH shall take or cause to be taken any action that they are aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any such required authorizations, consents, orders or approvals.

          (b) The parties hereto shall promptly make all filings and notifications with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under the Transaction Agreements and applicable Laws to consummate and make effective the Offering and the other transactions contemplated by the Transaction Agreements. AIG, AHAC and TRH each shall supply promptly any additional information and documentary material that may be requested pursuant to any applicable Laws. AIG, AHAC and TRH shall have responsibility for their respective filing fees associated with any required filings.

          (c) Subject to applicable Laws relating to the sharing of information, each of AIG, AHAC and TRH shall (i) promptly notify each other of any communication it receives from any Governmental Authority (other than the FRBNY) (ii) permit the other party to review in advance any proposed communication by such party to any Governmental Authority (other than the FRBNY) and (iii) provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority (other than the FRBNY) or members of the staff of any Governmental Authority (other than the FRBNY), on the other hand, in each case under clauses (i), (ii) and (iii) of this Section 3.02(c) only to the extent relating to the matters that are the subject of this Agreement. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority (other than the FRBNY) relating to the matters that are the subject of this Agreement unless it consults with the other parties to this Agreement in advance and, to the extent permitted by such Governmental Authority (other than the FRBNY), gives the other parties the opportunity to attend and participate at such meeting. Subject to Section 3.17, AIG, AHAC and TRH shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing; provided, however, that the foregoing shall not require AIG, AHAC, TRH, any of the Company Subsidiaries or any of their respective Affiliates (i) to disclose any information that in the reasonable judgment of AIG, AHAC, TRH, any of the Company Subsidiaries or any of their respective Affiliates (as the case may be) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information or confidential competitive information of AIG, AHAC, TRH, any of the Company Subsidiaries or any of their respective Affiliates. No party hereto shall be required to comply with any provision of this Section 3.02(c) to the extent that such compliance would be prohibited by applicable Law.

          (d) AIG, AHAC and TRH shall use their respective reasonable best efforts to obtain any other consents and approvals and make any other notifications that may be required in connection with the transactions contemplated by the Transaction Agreements; provided, however, that AIG, AHAC and TRH shall not be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval; and provided further that AIG, AHAC and TRH shall not be required to take any action with respect to any third party unless such action is conditioned upon the Closing. Each of AIG, AHAC and TRH shall promptly use its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offering and the transactions contemplated by the Transaction Agreements.

          Section 3.03. Asset Transfers; Other Restructuring. Concurrently with the Closing, TRH shall, and shall cause the Company Subsidiaries to, transfer the assets, properties and rights and liabilities owned or possessed by TRH and the Company Subsidiaries listed on Schedule 3.03(a) to AIG or any of its Affiliates as AIG shall designate. Concurrently with the Closing, AIG shall, and shall cause its Affiliates to, transfer the assets, properties and rights and liabilities owned or possessed by AIG listed on Schedule 3.03(b) to TRH or any of the Company Subsidiaries as TRH shall designate and any other Intellectual Property owned by AIG or any of its Affiliates that is used exclusively in the conduct of the business of TRH and the Company Subsidiaries, together with all tangible embodiments of any of the foregoing. AIG shall (and shall cause its Affiliates to) from time to time, at TRH’s request, execute and deliver, or cause to be executed and delivered, such further instruments of assignment or other documents, and perform such further acts, as TRH may reasonably request in order to fully effect the assignment and transfer of the Intellectual Property to be transferred to TRH or the applicable Company Subsidiaries designated by TRH pursuant to this Section 3.03. Concurrently with the Closing, TRH shall, and shall cause the Company Subsidiaries to, transfer to AIG or any of its Affiliates as AIG shall designate, any Intellectual Property owned by TRH or any of the Company Subsidiaries that is used exclusively in the conduct of business of AIG or its Affiliates, together with all tangible embodiments of any of the foregoing. TRH shall (and shall cause the Company Subsidiaries to) from time to time, at AIG’s request, execute and deliver, or cause to be executed and delivered, such further instruments of assignment or other documents, and perform such further acts, as AIG may reasonably request in order to fully effect the assignment and transfer of the Intellectual Property to be transferred to AIG or its applicable Affiliates designated by AIG pursuant to this Section 3.03.

          Section 3.04. Intercompany Obligations.

          (a) AIG and TRH shall, and shall cause their respective Affiliates to, take such action and make such payments as may be necessary so that no later than concurrently with the Closing, TRH and the Company Subsidiaries, on the one hand, and AIG and its Affiliates, on the other hand, shall pay in full all intercompany loans, notes and advances regardless of their maturity and all intercompany receivables and payables invoiced prior to the Closing, including (A) any accrued and unpaid interest in accordance with any Contracts underlying such intercompany loan, note, advance, receivable or payable, and (B) without limiting the generality of the foregoing, all intercompany loans, notes, advances, receivables or payables set forth on Schedule 3.04(a) (provided that for the avoidance of doubt to the extent such amounts set forth on Schedule 3.04(a) are paid concurrently with Closing such amounts shall not be subject to interest); provided, however, that this Section 3.04 shall not apply to any intercompany loans, notes, advances, receivables or payables (i) arising under any Intercompany Agreement set forth on Schedule 3.05(a) or Schedule 3.05(b) not otherwise due and payable, (ii) arising under any Insurance Agreement and not otherwise due and payable, (iii) arising under the TRH Notes or any Related Documents, (iv) set forth on Schedule 3.04(b) or (v) costs and expenses paid by one party or its respective Affiliates on behalf of the other party or its respective Affiliates or deposits paid by one party or its respective Affiliates to the other party or its respective Affiliates invoiced after the Closing, as provided in Section 3.04(b) below.

          (b) AIG and TRH shall, and shall cause their respective Affiliates to, take such action and make such payments as may be necessary so that TRH and the Company Subsidiaries, on the one hand, and AIG and its Affiliates, on the other hand, shall pay in full all (i) costs and expenses paid by one party or its respective Affiliates on behalf of the other party or its respective Affiliates or (ii) deposits paid by one party or its respective Affiliates to the other party or its respective Affiliates, in each case under clauses (i) and (ii) invoiced after the Closing, including, any accrued and unpaid interest to but excluding the date of payment, within twenty (20) days of receipt of an invoice detailing such amounts (the “Post-Closing Invoice”).

          (c) In the event that AIG or TRH or any of their respective Affiliates disputes any amount detailed on a Post-Closing Invoice, AIG or TRH or any of their respective Affiliates shall (i) give notice of such disputed amount to AIG or TRH pursuant to the provisions of Section 3.04(d) and (ii) pay any undisputed amounts on such invoice, in each case within twenty (20) days from receipt of such disputed Post-Closing Invoice.

          (d) Any dispute in connection with (1) a Post-Closing Invoice, (2) the amounts set forth on Schedule 3.04(b) or (3) any amounts invoiced prior to Closing but not paid concurrently with the Closing (each, a “Dispute”) shall be resolved as follows:

     (i) The managers of the parties most immediately responsible for the issue giving rise to the Dispute shall seek to resolve such Dispute through informal good faith negotiation. If the Dispute is not resolved at that level of management within seven (7) Business Days after the claiming party verbally notifies the other party of the Dispute, then the claiming party will provide the other party with a written “Notice of Dispute”, describing the nature of the Dispute, and the Dispute shall be escalated to the Chief Administrative Officers, Chief Operating Officers or Chief Financial Officers of the parties or their respective designees who shall discuss the dispute (either in person or by telephone) within seven (7) Business Days after such Notice of Dispute is provided by the claiming party to the other party and confer in a good faith effort to resolve the Dispute. If the Chief Administrative Officers, Chief Operating Officers or Chief Financial Officers or their respective designees do not discuss the dispute within the allotted time or fail to resolve the Dispute within seven (7) Business Days after beginning such discussions, then the Dispute shall be finally settled by arbitration as follows:

     (ii) The arbitration shall be conducted by three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York.

     (iii) The claimant shall appoint an arbitrator in its request for arbitration. The respondent shall appoint an arbitrator within thirty (30) days of the receipt of the request for arbitration. The two (2) arbitrators shall appoint a third arbitrator within thirty (30) days after the appointment of the second arbitrator. The third arbitrator shall act as chair of the tribunal. If any of the three (3) arbitrators is not appointed within the time prescribed above, then upon the request of any party, the AAA shall appoint that arbitrator.

     (iv) The award shall be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

     (v) Any request for production of documents or other information is subject to the express authorization of the tribunal, which shall endeavor to ensure that any such requests are as limited and disciplined as is consistent with the just resolution of the Dispute. The parties expressly waive any right to seek evidence under 9 U.S.C. § 7 or any similar provision. A party may request, and the tribunal should authorize, production only of specific documents or narrow and specific categories of documents that are critical to the fair presentation of a party’s case and reasonably believed to exist and be in the possession, custody or control of the other party.

     (vi) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitral tribunal, the AAA, the parties, their counsels, accountants and auditors, insurers and re-insurers or any person necessary to the conduct of the proceeding. These confidentiality obligations shall not apply (i) if disclosure is required by Law or regulatory obligations, the applicable rules and policies of any national securities exchange or in judicial or administrative proceedings or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

     (vii) Notwithstanding Section 9.09 of this Agreement, the agreement to arbitrate set forth in this Section 3.04(d) and any arbitration conducted hereunder shall be governed by Title 9 (Arbitration) of the United States Code.

     (viii) The parties submit to the non-exclusive jurisdiction of the federal and state courts located within the County of New York, State of New York, as well as all appellate courts having jurisdiction over appeals from any of the foregoing, for the limited purpose of: (i) an application to compel arbitration or to resolve any dispute concerning the validity or effectiveness of this agreement to arbitrate; or (ii) an application for relief in aid of arbitration or enforcement of an arbitration award, including an application for a restraining order and/or injunction to preserve the party’s rights. A request to a court for any of the foregoing remedies shall not be deemed incompatible with or a waiver of any party’s right to arbitrate. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

     (ix) Any disputed amounts required to be paid by either AIG or any of its Affiliates, on the one hand, or TRH or any Company Subsidiary, on the other hand, after a dispute is resolved pursuant to this Section 3.04(d) shall be subject to interest from the date that is thirty (30) days after the date such disputed amount was due to, but not including, the date of payment of such disputed amount at an interest rate of three percent (3%) over the London Inter-Bank Offered Rate for a one (1) year period, as published by the eastern edition of The Wall Street Journal on the date on which such disputed amount was due, provided, however, that any amounts set forth on Schedule 3.04(b) or invoiced prior to Closing but not paid concurrently with Closing shall not be subject to interest pursuant to this Section 3.04(d) and shall be subject solely to interest in accordance with any Contract underlying such intercompany loan, note, advance, receivable or payable.

          Section 3.05. Intercompany Agreements. AIG and TRH shall, and shall cause their respective Affiliates to, take such actions on or prior to the Closing Date as may be necessary to terminate or commute, effective upon the First Time of Delivery, all contracts, agreements, notes, leases, licenses and other instruments, whether written or oral, between TRH or any of the Company Subsidiaries, on the one hand, and AIG or any of its Affiliates, on the other hand (collectively, the “Intercompany Agreements”); provided, however, that this Section 3.05 shall not apply to (i) any Intercompany Agreement set forth on Schedule 3.05(a) or Schedule 3.05(b), (ii) any Insurance Agreement or (iii) the TRH Notes or any Related Documents. AIG and TRH shall, and shall cause their respective Affiliates to, take such actions on or prior to the Closing Date as may be necessary to amend, effective upon the First Time of Delivery, those Intercompany Agreements set forth on Schedule 3.05(b) in the manner as set forth on Schedule 3.05(b). In the event that the Insurance Department of the State of New York or any other applicable Governmental Authority does not approve the proposed termination, commutation or amendment of any agreement pursuant to this Section 3.05 on or prior to the Closing, the parties agree to negotiate in good faith without any undue delay to revise each such agreement in a manner that will be satisfactory to the Insurance Department of the State of New York or any other applicable Governmental Authority and consistent with the terms and conditions contemplated by this Section 3.05 and such proposed amendments as set forth on Schedule 3.05(b). For the avoidance of doubt, this Section 3.05 shall not apply to any Schedule 3.18 Contracts, which are governed exclusively by Section 3.18.

          Section 3.06. Mutual Release. Concurrently with the First Time of Delivery, AIG and its Affiliates, on the one hand, and TRH and the Company Subsidiaries, on the other hand, on behalf of themselves and their respective successors, heirs and executors hereby irrevocably, knowingly and voluntarily release, discharge and forever waive and relinquish all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatsoever kind or nature, whether known or unknown, which any of them has, may have or might have or may assert now or in the future, against the other party or such other party’s respective Affiliates, successors, heirs, executors, officers, directors, partners and employees (in each case in their capacity as such) (each, an “AIG Releasee” or a “TRH Releasee”) directly or indirectly, arising out of, based upon, or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the First Time of Delivery, other than to the extent related to or arising out of (i) any intercompany loan, note, advance, receivable or payable set forth on Schedule 3.04(b), (ii) costs and expenses paid by one party or its respective Affiliates on behalf of the other party or its respective Affiliates or deposits paid by one party or its respective Affiliates to the other party or its respective Affiliates invoiced after the Closing, (iii) any Intercompany Agreement set forth on Schedule 3.05(a) or Schedule 3.05(b), (iv) any Insurance Agreement, (v) the TRH Notes or any Related Documents, (vi) any AIG Guaranty to the extent not terminated and fully released pursuant to Section 3.07(a) and Section 3.07(b) or (vii) any other Contracts or any other claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature as set forth on Schedule 3.06. The foregoing release shall not apply to any claim arising under the terms of this Agreement or any other Transaction Agreement (or any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type giving rise to a claim under the terms of this Agreement or any other Transaction Agreement) or any claim alleging fraud or intentional misconduct. AIG and

TRH shall, and shall cause their respective Affiliates, successors, heirs and executors to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any legal proceeding of any kind against each other based upon any matter released pursuant to this Section 3.06. The parties hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by them of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

          Section 3.07. Guarantees.

          (a) From and after the date hereof, TRH shall use its reasonable best efforts on or prior to the Closing Date to obtain, effective upon the First Time of Delivery, the termination of, and full release of AIG and its Affiliates from any and all obligations arising under, any and all guarantees, keepwells, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements (excluding Insurance Agreements) made in respect of the obligations of, or for the benefit of any obligee of, TRH and/or any of the Company Subsidiaries by AIG or any of its Affiliates (each, an “AIG Guaranty”), including the agreements set forth on Schedule 3.07(a). For the avoidance of doubt, such efforts shall include an offer by TRH (or with AIG’s consent a Company Subsidiary) to substitute its own obligations for those of AIG or any of its Affiliates under any AIG Guaranty on no less favorable terms.

          (b) With respect to each AIG Guaranty for which TRH does not obtain the termination of such AIG Guaranty and full release of AIG and its Affiliates from any and all obligations arising under such AIG Guaranty, TRH shall, concurrently with the Closing, but effective upon the First Time of Delivery, (i) enter into a Hold Harmless Agreement with respect to each such AIG Guaranty, and (ii) if any such AIG Guaranty relates to Insurance Contract-related obligations of TRH and any of the Company Subsidiaries, provide a guaranty that provides to policyholders of TRH or such Company Subsidiary the direct benefits of a guaranty from TRH (or with AIG’s consent a Company Subsidiary) on terms no less favorable than those of such AIG Guaranty.

          (c) With respect to each AIG Guaranty identified after the Closing for which TRH has not obtained the termination of such AIG Guaranty and full release of AIG and its Affiliates from any and all obligations arising under such AIG Guaranty, TRH shall, within ten (10) days after the identification of such AIG Guarantee, (i) enter into a Hold Harmless Agreement with respect to each such AIG Guaranty, and (ii) if any such AIG Guaranty relates to Insurance Contract-related obligations of TRH and any of the Company Subsidiaries, provide a guaranty that provides to policyholders of TRH or such Company Subsidiary the direct benefits of a guaranty from TRH (or with AIG’s consent a Company Subsidiary) on terms no less favorable than those of such AIG Guaranty.

          (d) AIG agrees on behalf of itself and its Affiliates that TRH and/or any Company Subsidiary shall be able to retain all funds drawn down prior to December 1, 2008 under letters of credit provided by AIG and/or any of its Affiliates for the benefit of TRH and the Company Subsidiaries with respect to reinsurance balances due to any Company Subsidiary from third parties. Within sixty (60) days after the Closing, TRH shall pay to AIG in connection with the $16,283,400 drawn down by the applicable Company Subsidiaries after December 1, 2008 under such letters of credit an aggregate amount of $16,283,400 minus the amounts set forth on Schedule 3.07(d). To the extent that TRH or any Company Subsidiary ultimately collects any of the outstanding reinsurance balances relating to the amounts set forth on Schedule 3.07(d), TRH shall pay such amounts to AIG within ten (10) days of collecting such amounts. TRH or any Company Subsidiary shall use commercially reasonable efforts, consistent with its past practice in collecting the outstanding reinsurance balances relating to the amounts set forth on Schedule 3.07(d), to collect such outstanding reinsurance balances. The payment of any amount under this Section 3.07(d) by TRH and/or any Company Subsidiary to AIG or any Affiliate of AIG shall be made payable in immediately available funds in U.S. dollars, free of any tax and deductions of any kind. The aggregate amount of $16,283,400 minus the amounts set forth on Schedule 3.07(d) paid by TRH or any Company Subsidiary to AIG or any Affiliate of AIG in accordance with this Section 3.07(d) shall be subject to interest from the date of Closing to, but not including, the date of payment of such funds at an interest rate of three percent (3%) over the London Inter-Bank Offered Rate for a one (1) year period, as published by the eastern edition of The Wall Street Journal on the date on which such funds were drawn; provided, however, if such amount is paid within thirty (30) days of Closing, then such amount shall not be subject to any interest. Any of the outstanding reinsurance balances relating to the amounts set forth on Schedule 3.07(d) ultimately collected by TRH or any Company Subsidiary shall be subject to interest from the date such amounts were collected to, but not including, the date of payment of such funds at an interest rate of three percent (3%) over the London Inter-Bank Offered Rate for a one (1) year period, as published by the eastern edition of The Wall Street Journal on the date on which such funds were drawn; provided, however, if such amounts are paid by TRH or any Company Subsidiary to AIG or any Affiliate of AIG within ten (10) days of collecting such amounts in accordance with this Section 3.07(d), then such amounts shall not be subject to any interest.

          Section 3.08. AIG Intellectual Property, AIG Names and Marks, TRH Intellectual Property, TRH Names and Marks.

          (a) TRH, for itself and the Company Subsidiaries, acknowledges and agrees that, subject to Section 3.08(c), TRH is not retaining any right, title or interest in or to any Intellectual Property owned or licensed by AIG or its Affiliates, including the names “AIG,” “American International Group, Inc.” or “AI,” or any trade, corporate or business names, trademarks, tag-lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names or any other name or source identifiers related thereto or employing the wording “AIG” or any “AI” formative marks, “American International” formative marks or any derivation or variation of any of the foregoing (for example, among others, AI, AI RISK, AIA, AIU, as well as American International, American International Group, American International Underwriters, American International Assurance) or any confusingly similar trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier (including any registrations and applications relating thereto) (collectively, the “AIG Names and Marks”), and, except as otherwise expressly provided in this Section 3.08 or in any Ancillary Agreement, neither TRH nor any Company Subsidiary shall have any rights in or to any of the AIG Names and Marks and neither TRH nor any Company Subsidiary shall (i) seek to register in any jurisdiction any trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier that is a derivation, translation, adaptation, combination or variation of the AIG Names and Marks or that is confusingly similar thereto or (ii) contest the use, ownership, validity or enforceability of any rights of AIG or any of its Affiliates in or to any of the AIG Names and Marks. AIG, for itself and its Affiliates, acknowledges and agrees that, subject to Section 3.08(e), AIG is not retaining any right, title or interest in or to any Intellectual Property owned or licensed by TRH or the Company Subsidiaries, and the names “Transatlantic”, “Transatlantic Holdings” or “TRC” or any trade, corporate or business names, trademarks, tag-lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names or any other name or source identifiers related thereto or employing the wording “Transatlantic” or “TRC”, or any derivation or variation of any of the foregoing (for example, among others, Transre) or any confusingly similar trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier (including any registrations and applications relating thereto) (collectively, the “TRH Names and Marks”), and, except as otherwise expressly provided in this Section 3.08 or in any Ancillary Agreement, neither AIG nor any of its Affiliates shall have any rights in or to any of the TRH Names and Marks and neither AIG nor any of its Affiliates shall (i) seek to register in any jurisdiction any trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier that is a derivation, translation, adaptation, combination or variation of the TRH Names and Marks or that is confusingly similar thereto or (ii) contest the use, ownership, validity or enforceability of any rights of TRH or any of the Company Subsidiaries in or to any of the TRH Names and Marks.

          (b) Except as otherwise expressly provided in this Section 3.08 or any other Transaction Agreement, following the First Time of Delivery, (i) TRH and the Company Subsidiaries shall immediately cease and discontinue any and all uses of all the Intellectual Property owned or licensed by AIG or its Affiliates, including the AIG Names and Marks, whether or not in combination with other words, symbols or other distinctive or non-distinctive elements and all trade, corporate or business names, trademarks, tag-lines, identifying logos, service marks, trade dress, slogans, monograms, service marks, domain names, brand names and other names or source identifiers similar to any of the foregoing or embodying any of the foregoing whether or not in combination with other words, symbols or other distinctive or non-distinctive elements, and (ii) all rights of TRH and the Company Subsidiaries, and their sublicensees, if any, in and to the Intellectual Property owned or licensed by AIG or its Affiliates, including the AIG Names and Marks, including any such rights licensed to TRH and the Company Subsidiaries pursuant to any agreements or other arrangements, whether written or oral, with AIG or its Affiliates (except as otherwise set forth in this Section 3.08 or in any other Transaction Agreement) shall terminate on the First Time of Delivery. TRH, for itself and the Company Subsidiaries, agrees that after the First Time of Delivery, TRH, the Company Subsidiaries and/or any of their Affiliates shall not expressly, or by implication, do business as or represent themselves as being affiliated with AIG or its Affiliates and shall not knowingly take action that reasonably would be expected to create confusion that TRH and the Company Subsidiaries remain affiliated with AIG or its Affiliates, except to the extent that AIG retains a corporate affiliation with TRH. Except as otherwise expressly provided in this Section 3.08 or any other Transaction Agreement, following the First Time of Delivery, (i) AIG and its Affiliates shall immediately cease and discontinue any and all uses of all the Intellectual Property owned or licensed by TRH or any of the Company Subsidiaries, including the TRH Names and Marks, whether or not in combination with other words, symbols or other distinctive or non-distinctive elements and all trade, corporate or business names, trademarks, tag-lines, identifying logos, service marks, trade dress, slogans, monograms, service marks, domain names, brand names and other names or source identifiers similar to any of the foregoing or embodying any of the foregoing whether or not in combination with other words, symbols or other distinctive or non-distinctive elements, and (ii) all rights of AIG and its Affiliates, and their sublicensees, if any, in and to the Intellectual Property owned or licensed by TRH or any of the Company Subsidiaries, including the TRH Names and Marks, including any such rights licensed to AIG and its Affiliates pursuant to any agreements or other arrangements, whether written or oral, with TRH or any of the Company Subsidiaries (except as otherwise set forth in this Section 3.08 or in any other Transaction Agreement) shall terminate on the First Time of Delivery. AIG, for itself and its Affiliates, agrees that after the First Time of Delivery, AIG and/or any of its Affiliates shall not expressly, or by implication, do business as or represent themselves as being affiliated with TRH or the Company Subsidiaries and shall not knowingly take action that reasonably would be expected to create confusion that AIG and its Affiliates remain affiliated with TRH or the Company Subsidiaries, except to the extent that AIG retains a corporate affiliation with TRH.

          (c) TRH and the Company Subsidiaries shall have the right to use and display all materials in their possession as of the First Time of Delivery that bear any AIG Names and Marks, including advertising, promotional materials, packaging, inventory, electronic materials, collateral goods, stationery, business cards, invoices, receipts, forms, product, training and service literature and materials, and other materials (“AIG Materials”); provided that such right to use and display the AIG Materials shall expire on the earlier of (i) the date on which all of the AIG Materials have been exhausted or (ii) three (3) months after the First Time of Delivery. The foregoing right is solely to deplete existing inventory of AIG Materials and transition from use of the AIG Names and Marks, and none of TRH or the Company Subsidiaries may reproduce any existing AIG Materials or create any new materials bearing the AIG Names and Marks. Notwithstanding the foregoing, (i) TRH agrees to change or remove all signage that bears any AIG Names and Marks within three (3) months after the First Time of Delivery and (ii) if and to the extent that the approval of any Governmental Authorities is required for TRH to cease use of or to modify any AIG Materials, TRH and the Company Subsidiaries shall have the right to continue to use such AIG Materials until all such Governmental Authorities have granted TRH and its Affiliates approval to cease the use of or to modify AIG Materials that require such approval to be modified, provided that TRH and the Company Subsidiaries shall use commercially reasonable efforts to obtain such approvals from the applicable Governmental Authorities as expeditiously as reasonably possible. Subject to applicable Law, TRH, for itself and on behalf of the Company Subsidiaries, agrees that use of the AIG Names and Marks during the applicable period as set forth in this Section 3.08(c), shall be only with respect to goods and services of a level of quality substantially equal to or greater than the quality of goods and services with respect to which TRH and each of the Company Subsidiaries used the AIG Names and Marks immediately prior to the First Time of Delivery. TRH and the Company Subsidiaries shall not be required to remove or replace any AIG Names and Marks from any AIG Materials that were distributed prior to the First Time of Delivery or during the periods set forth in Section 3.08(c)(i) and (ii) above. Neither TRH nor any of the Company Subsidiaries may assign or otherwise transfer their respective rights set forth in this Section 3.08(c) other than in connection with a Change of Control of TRH or any of the Company Subsidiaries. TRH agrees that any use of the AIG Names and Marks by TRH and the Company Subsidiaries will be in a manner that does not harm or disparage AIG and its Affiliates or the reputation or goodwill of the AIG Names and Marks. Upon AIG's request, TRH will explain and provide samples of its use of the AIG Names and Marks for AIG to verify compliance with the foregoing.

          (d) Within thirty (30) days after the First Time of Delivery, each of TRH and the Company Subsidiaries shall execute and file amended organizational documents that will effect a change in its name to a name not containing any of the AIG Names and Marks or any derivation, translation, adaptation, combination or variation thereof.

          (e) Effective as of the First Time of Delivery, TRH, on behalf of itself and the Company Subsidiaries, hereby grants to each of AIG and its Affiliates and their respective successors and assigns (each, an “AIG Licensed Party” and together, the “AIG Licensed Parties”) a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, non-exclusive, sublicenseable (on multiple levels, to the extent the subject Intellectual Property heretofore has been licensed or sublicensed, as applicable, in the ordinary course of the business of each such AIG Licensed Party), non-transferable (except as set forth in this Section 3.08(e)) right and license, in and to all Intellectual Property (other than Trademarks) owned by TRH and/or any of the Company Subsidiaries immediately following the First Time of Delivery that is being used as of the First Time of Delivery in connection with the business of each such AIG Licensed Party (other than TRH and the Company Subsidiaries), for the continued use in connection with the business of each such AIG Licensed Party. No AIG Licensed Party may assign or otherwise transfer its license set forth in this Section 3.08(e) other than in connection with a Change of Control of any AIG Licensed Party. Effective as of the First Time of Delivery, AIG, on behalf of itself and its Affiliates, hereby grants to each of TRH and the Company Subsidiaries and their respective successors and assigns (each, a “TRH Licensed Party” and together, the “TRH Licensed Parties”) a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, non-exclusive, sublicenseable (on multiple levels, to the extent the subject Intellectual Property heretofore has been licensed or sublicensed, as applicable, in the ordinary course of the business of each such TRH Licensed Party), non-transferable (except as set forth in this Section 3.08(e)) right and license, in and to all Intellectual Property (other than (i) Intellectual Property to which TRH or any of the Company Subsidiaries is licensed or otherwise provided access under any Ancillary Agreement, and (ii) Trademarks) owned by AIG and/or any of its Affiliates immediately following the First Time of Delivery that is being used as of the First Time of Delivery in connection with the business of each such TRH Licensed Party, for the continued use in connection with the business of each such TRH Licensed Party. No TRH Licensed Party may assign or otherwise transfer its license set forth in this Section 3.08(e) other than in connection with a Change of Control of any TRH Licensed Party.

          (f) AIG and its Affiliates shall have the right to use and display all materials in their possession as of the First Time of Delivery that bear any TRH Names and Marks, including advertising, promotional materials, packaging, inventory, electronic materials, collateral goods, stationery, business cards, invoices, receipts, forms, product, training and service literature and materials, and other materials (“TRH Materials”); provided that such right to use and display the TRH Materials shall expire on the earlier of (i) the date on which all of the TRH Materials have been exhausted or (ii) three (3) months after the First Time of Delivery. The foregoing right is solely to deplete existing inventory of TRH Materials and transition from use of the TRH Names and Marks, and none of AIG or its Affiliate may reproduce any existing TRH Materials or create any new materials bearing the TRH Names and Marks. Notwithstanding the foregoing, (i) AIG agrees to change or remove all signage that bears any TRH Names and Marks within three (3) months after the First Time of Delivery; and (ii) if and to the extent that the approval of any Governmental Authorities is required for AIG to cease use of or to modify any TRH Materials, AIG and its Affiliates shall have the right to continue to use such TRH Materials until all such Governmental Authorities have granted AIG and its Affiliates approval to cease the use of or to modify TRH Materials that require such approval to be modified, provided that AIG and its Affiliates shall use commercially reasonable efforts to obtain such approvals from the applicable Governmental Authorities as expeditiously as reasonably possible. Subject to applicable Law, AIG, for itself and on behalf of its Affiliates, agrees that use of the TRH Names and Marks during the applicable period as set forth in this Section 3.08(f), shall be only with respect to goods and services of a level of quality substantially equal to or greater than the quality of goods and services with respect to which AIG and each of its applicable Affiliates used the TRH Names and Marks immediately prior to the First Time of Delivery. AIG and its Affiliates shall not be required to remove or replace any TRH Names and Marks from any Materials that were distributed prior to the First Time of Delivery or during the periods set forth in Section 3.08(f)(i) and (ii) above. Neither AIG nor any of its Affiliates may assign or otherwise transfer their respective rights set forth in this Section 3.08(f) other than in connection with a Change of Control of AIG or any of its Affiliates. AIG agrees that any use of the TRH Names and Marks by AIG or any of its Affiliates will be in a manner that does not harm or disparage TRH and the Company Subsidiaries or the reputation or goodwill of the TRH Names and Marks. Upon TRH's request, AIG will explain and provide samples of its use of the TRH Names and Marks for TRH to verify compliance with the foregoing.

          (g) AIG and TRH each agree that irreparable damage would occur if the other party does not perform its obligations in accordance with the specific terms of this Section 3.08 or otherwise breaches its obligations thereunder. It is accordingly agreed that, without the necessity of posting bond or other undertaking, each party or its applicable Affiliates (or their respective successors or assigns) shall be entitled to proceed against the other party or the other party’s applicable Affiliates in law and/or in equity for such damages or other relief as a court may deem appropriate and shall be entitled to seek a temporary restraining order and/or preliminary and final injunctive or other equitable relief, including specific performance, to prevent breaches of this Section 3.08 and, in addition to any other remedy to which they are entitled at law or in equity, to enforce specifically the terms and provisions of this Section 3.08. In the event that any Action is brought in equity to enforce the provisions of this Section 3.08, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law.

          (h) Should any of TRH or the Company Subsidiaries, following the First Time of Delivery, become aware that TRH or any of the Company Subsidiaries owns any rights in or to any AIG Names and Marks (other than domain names which are addressed in the second sentence of this Section 3.08(h)), including in any combined trademark incorporating any such AIG Names and Marks and/or in any registrations or applications for registrations of any of the foregoing in any jurisdiction, TRH and the Company Subsidiaries shall (i) promptly notify AIG of the existence of such rights; (ii) immediately cease any and all use thereof if TRH and the Company Subsidiaries have not already ceased such use in accordance with their obligations under Section 3.08(b), and (iii) at TRH’s expense, at the request of AIG either (x) as soon as practicable after the First Time of Delivery (but in no event more than thirty (30) days thereafter) abandon all rights in and to such AIG Names and Marks, including abandoning any such combined trademarks incorporating any such AIG Names and Marks and/ or abandoning registrations and applications for registrations of any of the foregoing, and submit to the applicable Governmental Authorities all necessary filings to abandon all its and their rights, registrations and applications for registrations for any and all such AIG Names and Marks or (y) assign and transfer to AIG or any Affiliate of AIG all right, title and interest in and to such AIG Names and Marks, including in any combined trademark incorporating any such AIG Names and Marks and in any registrations or applications for registrations of any of the foregoing. Should TRH and the Company Subsidiaries, following the First Time of Delivery, become aware of any domain name registration by TRH and the Company Subsidiaries that includes or incorporates any of the AIG Names and Marks, TRH shall promptly notify AIG of the existence of such domain name registration and, upon AIG’s request, shall, or shall cause the Company Subsidiaries to, assign and transfer all right, title and interest in or to such domain name registration to AIG or any Affiliate of AIG. In each case set forth above in this Section 3.08(h), prior to any such assignment and transfer and during the one-month period after the applicable assignment and transfer, TRH shall or shall cause the Company Subsidiaries to pay any and all renewal, maintenance and other fees due with regard to all such Intellectual Property set forth in this Section 3.08(h).

          (i) Should any of AIG or its Affiliates, following the First Time of Delivery, become aware that AIG or any of its Affiliates owns any rights in or to any TRH Names and Marks (other than domain names which are addressed in the second sentence of this Section 3.08(i)), including in any combined trademark incorporating any such TRH Names and Marks and/or in any registrations or applications for registrations of any of the foregoing in any jurisdiction, AIG and its Affiliates shall (i) promptly notify TRH of the existence of such rights; (ii) immediately cease any and all use thereof if AIG and its Affiliates have not already ceased such use in accordance with their obligations under Section 3.08(b), and (iii) at AIG’s expense, at the request of TRH either (x) as soon as practicable after the First Time of Delivery (but in no event more than thirty (30) days thereafter) abandon all rights in and to such TRH Names and Marks, including abandoning any such combined trademarks incorporating any such TRH Names and Marks and/or abandoning registrations and applications for registrations of any of the foregoing, and submit to the applicable Governmental Authorities all necessary filings to abandon all its and their rights, registrations and applications for registrations for any and all such TRH Names and Marks or (y) assign and transfer to TRH or a Company Subsidiary all right, title and interest in and to such TRH Names and Marks, including in any combined trademark incorporating any such TRH Names and Marks and in any registrations or applications for registrations of any of the foregoing. Should AIG and any of its Affiliates following the First Time of Delivery, become aware of any domain name registration by AIG and any of its Affiliates that includes or incorporates any of the TRH Names and Marks, AIG shall promptly notify TRH of the existence of such domain name registration and, upon TRH’s request, shall, or shall cause the applicable Affiliate of AIG to, assign and transfer all right, title and interest in or to such domain name registration to TRH or a Company Subsidiary. In each case set forth above in this Section 3.08(i), prior to any such assignment and transfer and during the one-month period after the applicable assignment and transfer, AIG shall or shall cause its

Affiliates to pay any and all renewal, maintenance and other fees due with regard to all such Intellectual Property set forth in this Section 3.08(i).

          (j) Notwithstanding the foregoing, nothing contained in Section 3.08 herein shall require (i) the destruction, deletion, or modification of any backup tapes or other media made pursuant to automated archival processes in the ordinary course of business, provided that such backup tapes or other archived media shall only be accessible by information technology personnel and shall not be accessed or used for any purpose by either AIG and its Affiliates or TRH and the Company Subsidiaries, other than as permitted hereunder or (ii) the return or destruction of any Confidential Information retained in order to comply with TRH's or AIG’s internal document retention policies, provided that such Confidential Information is (x) maintained as confidential pursuant to the obligations that had originally attached thereto, or at least as protective of the information as set forth in Section 3.17, and (y) returned to the other party or destroyed as soon as such Confidential Information is no longer required to be retained pursuant to such policy.

          Section 3.09. Insurance.

          (a) From and after the First Time of Delivery, TRH and the Company Subsidiaries shall cease to be insured by AIG’s or its Affiliates’ blanket insurance policies or by any of their self-insured programs in place to the extent such insurance policies or programs cover TRH or any of the Company Subsidiaries. TRH and the Company Subsidiaries agree to satisfy the deductible or retention for any claim that they report under AIG’s or its Affiliates’ blanket insurance policies to the extent such claim is attributed to TRH or any of the Company Subsidiaries. On or prior to the Closing, TRH agrees to pay the amounts set forth in Schedule 3.09 to AIG or the relevant Affiliates of AIG as directed by AIG. For the avoidance of doubt, the provisions of this Section 3.09(a) shall not apply to any Insurance Agreement.

          (b) With respect to events or circumstances relating to TRH or any of the Company Subsidiaries that occurred or existed prior to the First Time of Delivery that are covered by occurrence-based third-party liability insurance policies of AIG or its Affiliates and any workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs sponsored by AIG or its Affiliates and that apply to the locations at which TRH and the Company Subsidiaries operate their respective businesses, TRH and the Company Subsidiaries may make claims under such policies; provided, however, that, by making any such claims, TRH agrees to reimburse AIG for any increased costs incurred by AIG and its Affiliates as a result of such claims, including any retroactive premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies generally applicable from time to time to AIG and its Affiliates; and provided further that neither TRH nor any of the Company Subsidiaries shall make any such claims if, and to the extent that, such claims are covered by insurance policies sponsored by TRH or any of the Company Subsidiaries. For the avoidance of doubt, the provisions of this Section 3.09(b) shall not apply to any Insurance Agreement.

          Section 3.10. D&O Insurance and Liabilities.

          (a) From and after the First Time of Delivery, TRH agrees that any individual who served as a director or officer of TRH or any Company Subsidiary at any time prior to the First Time of Delivery, and was prior or at such time, an executive officer or director of AIG and its Affiliates (each such individual, an “AIG Designee”) shall be entitled to benefits under any director and officer insurance policy maintained by TRH or any Company Subsidiary to the same extent as any similarly situated directors and officers of TRH who are not AIG Designees.

          (b) From and after the First Time of Delivery, TRH agrees that it shall not, and shall cause the Company Subsidiaries not to, take any steps that would reasonably be expected to affect adversely the rights of any AIG Designee (each, a “D&O Indemnified Person”) to be indemnified either under Delaware or other applicable Law or the Organizational Documents of TRH and the Company Subsidiaries as they existed prior to the First Time of Delivery, against any costs or expenses (including attorneys’ fees and expenses of investigation, defense and ongoing monitoring), judgments, penalties, fines, losses, charges, demands, Actions, suits, proceedings, settlements, assessments, deficiencies, Taxes, interest, obligations, damages, liabilities or amounts paid in settlement incurred in connection with any claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Time of Delivery and relating to the fact that the D&O Indemnified Person was a director or officer of TRH or any of the Company Subsidiaries, whether asserted or claimed prior to, at or after the First Time of Delivery.

          Section 3.11. Employee Matters.

          (a) As of 11:59 p.m. on December 31, 2009 (the “Benefits Transition Date”), AIG shall terminate the participation of TRH and the Company Subsidiaries in each Benefit Plan that is not a Company Benefit Plan, and in no event shall any Employee be entitled to accrue any benefits under such Benefit Plans with respect to services rendered or compensation paid on or after the Benefits Transition Date. The parties hereto agree that TRH and the Company Subsidiaries shall retain all rights and obligations under each Company Benefit Plan.

     (b) (i) On the Benefits Transition Date, AIG shall transfer, or cause to be transferred, from AIG’s U.S. tax-qualified defined benefit retirement plan in which the Employees employed in the United States participate (“AIG’s Pension Plan”) in a trust-to-trust transfer $8,000,000 to a tax-qualified defined benefit pension plan to be adopted on or prior to the Benefits Transition Date or currently maintained by TRH or any of its Affiliates (“TRH’s Pension Plan”) for the benefit of the Employees who are participants in AIG’s Pension Plan (the “Pension Plan Participants”).

     (ii) AIG shall transfer, or cause to be transferred, all assets and liabilities with respect to the Employees from AIG’s Pension Plan to TRH’s Pension Plan for the Pension Plan Participants as of the Benefits Transition Date in accordance with this Section 3.11. The amount of assets to be transferred to TRH’s Pension Plan for the benefit of such Employees shall be the amount that AIG’s Pension Plan Actuary (as defined below) certifies meets the requirements of Section 414(l) of the Code, determined using the applicable actuarial assumptions as of the Benefits Transition Date in accordance with Section 414(l) of the Code and the regulations thereunder using the Pension Benefit Guaranty Corporation termination safe harbor assumptions, minus $8,000,000 (such amount, the “Pension Plan Transfer Amount”). All plan assets transferred from AIG’s Pension Plan trustee to TRH’s Pension Plan trustee pursuant to the provisions of this Section 3.11 shall be made in immediately available funds.

     (iii) As soon as practicable after the Benefits Transition Date, AIG shall engage, or caused to be engaged, an actuary (“AIG’s Pension Plan Actuary”) to determine (A) the Pension Plan Transfer Amount and (B) provide written notice of the amount of the Pension Plan Transfer Amount (the “Pension Calculation Notice”) to TRH or its Affiliate. The parties hereto agree and acknowledge that the Pension Calculation Notice shall be provided to TRH no later than eight (8) months following the Benefits Transition Date. After TRH or its Affiliate has received the Pension Calculation Notice, TRH or its Affiliate may appoint an actuary (“TRH’s Pension Plan Actuary”), at TRH or its Affiliate’s cost, to review the determination of the Pension Plan Transfer Amount set forth in the Pension Calculation Notice. In the event that TRH’s Pension Plan Actuary disagrees with the calculation of the Pension Plan Transfer Amount set forth in the Pension Calculation Notice, TRH shall provide written notice of such disagreement not later than sixty (60) days after the date on which TRH or its Affiliate received the Pension Calculation Notice, setting forth the reasons for its disagreement. If TRH does not deliver any notice of disagreement within such sixty (60) day period, the Pension Plan Transfer Amount set forth in the Pension Calculation Notice shall be deemed final and binding on the parties hereto. If TRH delivers a notice of disagreement within such sixty (60) day period, the parties hereto shall have thirty (30) days to reach agreement on the Pension Plan Transfer Amount. If the parties hereto do not reach agreement on the items in dispute within thirty (30) days of AIG receiving the notice of disagreement, either party hereto may refer the dispute to an independent actuary (the “Independent Actuary”) to be agreed upon by the parties hereto or, failing such agreement, appointed by the Executive Director of the American Academy of Actuaries, at the request of the party hereto first applying. The costs of the Independent Actuary shall be borne equally by AIG and TRH. The determination of the Independent Actuary shall be final and binding on AIG and TRH. In reaching such resolution, the Independent Actuary shall consider only the issues of disagreement between AIG’s Pension Plan Actuary and TRH’s Pension Plan Actuary, it being understood that the Independent Actuary shall not be retained to conduct its own independent review, but rather shall be retained to resolve specific differences between AIG’s Pension Plan Actuary and TRH’s Pension Plan Actuary within the range of such differences; provided that the final Pension Plan Transfer Amount determined by the Independent Actuary shall not be more than the amount determined by TRH’s Pension Plan Actuary nor less than the amount determined by AIG’s Pension Plan Actuary.

     (iv) Within fifteen (15) days after the later to occur of (A) the date on which the Pension Plan Transfer Amount is finally determined and (B) the expiration of the thirty (30) day waiting period prescribed by Section 6058(b) of the Code (which TRH and AIG shall take all action to commence promptly), AIG shall direct the trustee of AIG’s Pension Plan to deliver the Pension Plan Transfer Amount (as finally determined pursuant to this Section 3.11(b)) to the trustee of the trust maintained under TRH’s Pension Plan.

     (v) From the Benefits Transition Date until the actual date of delivery of the Pension Plan Transfer Amount (the “Pension Plan Transfer Date”), the trustee of AIG’s Pension Plan shall hold the Pension Plan Transfer Amount under AIG’s Pension Plan and the Pension Plan Transfer Amount shall be credited with interest at an annual rate that is equivalent to the rate of return on one year U.S. Treasury Bills for the weekly period that includes the Benefits Transition Date.

     (vi) As of the Benefits Transition Date, TRH’s Pension Plan shall assume all liabilities and will be responsible for making all payments with respect to the Employees under AIG’s Pension Plan, and none of AIG, its Affiliates or AIG’s Pension Plan shall retain any such liabilities. AIG and TRH shall, in connection with such transfer, cooperate in making all appropriate filings required under the Code or ERISA, and the regulations thereunder and shall comply with applicable requirements of the Code, ERISA and regulations thereunder. TRH will provide to AIG all electronic feeds and payroll information for the Pension Plan Participants from the First Time of Delivery to the Benefits Transition Date.

     (vii) AIG will make its best efforts to allow the Employees specified in Schedule 3.11(b)(vii) to participate in AIG’s Pension Plan until the Benefits Transition Date.

     (viii) The liability for benefits accrued by the Employee specified in Schedule 3.11(b)(viii) under the AIO Pension Plan as of May 13, 2009 has been transferred to, and will ultimately be paid by, TRH or the Company Subsidiaries and any future benefit accruals will occur under a benefit plan sponsored by TRH or the Company Subsidiaries.

     (c) (i) AIG shall use all reasonable endeavors prior to the Closing to procure that TRH or any Company Subsidiary which immediately prior to the First Time of Delivery participates in any of AIG’s registered pension schemes (within the meaning of the UK Finance Act 2004) (each, a “TRH Employer” and “AIG’s UK Pension Plan” respectively) is able to continue participating in AIG’s UK Pension Plans until no later than the Benefit Transition Date. At its option exercisable by giving one month’s notice required under AIG’s UK Pension Plan at any time after the First Time of Delivery but prior to the Benefits Transfer Date, TRH or any Company Subsidiary may withdraw as a participating employer from AIG’s UK Pension Plan and with the agreement of AIG’s UK Pension Plan trustees, annuitize the accrued liability under AIG’s UK Pension Plan of any Employee or beneficiary who is a surviving spouse, partner or dependant of an Employee (a “UK Pension Plan Member”) as of such withdrawal date or offer enhanced transfer values to any Member of AIG’s UK Pension Plan provided that any of the foregoing actions are accomplished in a manner consistent with and subject to this Section 3.11(c). Prior to TRH or the Company Subsidiary withdrawing as a participating employer as above, it shall comply with the consultation requirements (if applicable)

under the UK Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006.

     (ii) The participation of the TRH Employer in AIG’s UK Pension Plan after the First Time of Delivery and (where applicable) the offer and the payment of enhanced transfer values referred to below are conditional upon TRH (or such other company as is acceptable to the trustees of AIG’s UK Pension Plan) indemnifying the trustees of AIG’s UK Pension Plan (and their successors) from and against any and all liability (other than for benefits payable under AIG’s UK Pension Plan) arising from or in connection with such participation after the First Time of Delivery or (where applicable) the offer and payment of such enhanced transfer values (such indemnity to be in terms approved by the trustees of AIG’s UK Pension Plan, such approval not to be unreasonably withheld or delayed).

     (iii) TRH shall procure that throughout and in respect of the period during which the TRH Employer participates in AIG’s UK Pension Plan after the First Time of Delivery:

          (a) the TRH Employer shall pay contributions, expenses and charges on the same terms and bases as apply immediately prior to the First Time of Delivery and shall comply with the provisions of AIG’s UK Pension Plan and the obligations on the TRH Employer in relation to AIG’s UK Pension Plan imposed by law;

          (b) the TRH Employer shall not exercise any power, right or discretion conferred on it by AIG’s UK Pension Plan, or in relation to that Plan by or under any legislation, except (in either case) on such terms (whether as to payment of additional contributions or otherwise) as AIG or its Affiliate may agree, such agreement not to be unreasonably withheld or delayed;

          (c) the TRH Employer shall not increase the remuneration or any part thereof which counts for any defined benefits under AIG’s UK Pension Plan or do or omit to do anything which results or would result in an increase in the defined benefit liabilities under AIG’s UK Pension Plan to or in respect of any UK Pension Plan Member except with the prior written approval of AIG or its Affiliate and on such terms as AIG or its Affiliate may specify as to the payment of additional contributions to AIG’s UK Pension Plan or otherwise;

          (d) the TRH Employer shall exercise each right or discretion conferred on it by or under the UK Pensions Act 1995 and the UK Pensions Act 2004 and regulations already made under them or to be made under them in the future as reasonably directed from time to time in writing by AIG or its Affiliate;

     (iv) If the TRH Employer does anything, or omits to do anything, after the First Time of Delivery which results in an increase in the defined benefit liabilities of AIG’s UK Pension Plan beyond the standard benefit accruals contemplated by this Section 3.11(c) (assuming that after the First Time of Delivery pensionable earnings are not increased and the TRH Employer does not exercise any power or discretion under AIG’s UK Pension Plan) to or in respect of all or any of the UK Pension Plan Members, TRH shall procure that an amount is paid by the TRH Employer to AIG’s UK Pension Plan which is, in the opinion of the actuary to AIG’s UK Pension Plan, equal to the capital value of the additional liability (the “Special Contribution”) within fourteen days of TRH or the TRH Employer being notified in writing of that amount together with interest on the amount at 4% above the base rate from time to time of the principal banker in the UK of the trustees of AIG’s UK Pension Plan in respect of the period from the date of notification to the actual payment of the Special Contribution (such capital value shall be determined by the actuary to AIG’s UK Pension Plan applying the same actuarial method and assumptions (with any necessary changes) as are used at the time the additional liability is created to determine cash equivalent transfer values under AIG’s UK Pension Plan pursuant to the UK Pension Schemes Act 1993 (as amended or replaced from time to time) ignoring any adjustment for any underfunding under that Plan).

     (v) TRH shall pay, or cause to be paid, any amount which becomes payable under section 75 or 75A of the UK Pensions Act 1995 on the TRH Employer ceasing to employ active members of AIG’s UK Pension Plan. TRH and AIG shall cooperate and take such steps as are reasonable to avoid or minimise the amount payable (including but without limitation notifying the trustees of AIG’s UK Pension Plan that a relevant transfer deduction shall apply in accordance with the UK Occupational Pension Schemes (Employer Debt) Regulations 2005 (as amended or replaced from time to time)).

     (vi) TRH shall indemnify and hold harmless (on a continuing basis) AIG and its Affiliates from and against any and all liability under any contribution notice, order or direction made by the UK Pensions Regulator in connection with the UK Pension Plan Members and from and against any and all liability arising under or in connection with any offer and payment of enhanced transfer values referred to below.

     (vii) At the request of TRH or the Company Subsidiary, AIG or its Affiliate shall co-operate and shall use all reasonable endeavors to procure that the trustees of AIG’s UK Pension Plan which provides pensions on a defined benefit basis co-operate in the making of enhanced transfer value offers to such of the UK Pension Plan Members as TRH or the Company Subsidiary nominates in writing in lieu of the benefits otherwise payable under AIG’s UK Pension Plan to or in respect of them. TRH shall put, or cause to be put, the trustees of AIG’s UK Pension Plan in funds to pay the enhancement to any such transfer value (such enhancement being the excess of the amount of the enhanced transfer value over the amount of the cash equivalent transfer value which would otherwise have been payable under the UK Pension Schemes Act 1993 (as amended or replaced from time to time)). TRH shall also pay, or cause to be paid, the reasonable expenses incurred in connection with the offer and, if applicable, the payment of such enhanced transfer values (whether such expenses are incurred by AIG or any of its Affiliate or the trustees of AIG’s UK Pension Plan).

          (d) The parties hereto acknowledge and agree that, promptly following the Benefits Transition Date, AIG shall engage AIG’s Pension Plan Actuary to determine TRH’s proportionate share of unreimbursed contributions made by AIG to AIG’s Pension Plan for purposes of TRH reimbursing AIG for such amount (such amount, the “TRH Pension Reimbursement Amount”). For purposes of clarity, the parties acknowledge that from December, 2007 through March 2009, AIG has made contributions, in three tranches aggregating $750 million (the “Contributions”), to AIG’s Pension Plan, for which TRH has not reimbursed AIG with respect to Employees. The TRH Pension Reimbursement Amount shall be the TRH Proportionate Share (as defined below) of (i) $750 million, plus (ii) any contributions made by AIG to AIG’s Pension Plan between the date of this Agreement and the Benefits Transition Date; provided, that to the extent that the fair value of assets in AIG’s Pension Plan as at the Benefits Transition Date exceeds the total liabilities of AIG’s Pension Plan as calculated in accordance with the requirements of Section 414(l) of the Code as determined pursuant to the methodology set out in Section 3.11(b), then the TRH Pension Reimbursement Amount shall be reduced by the TRH Proportionate Share (as defined below) of such excess, if any. The “TRH Proportionate Share” shall be the ratio of (x) the December 31, 2008 accumulated benefit obligation under AIG’s Pension Plan for the Employees, to (y) the December 31, 2008 accumulated benefit obligation under AIG’s Pension Plan for all participants in AIG’s Pension Plan. Such accumulated benefit obligation shall be calculated by AIG’s Pension Plan Actuary using assumptions consistent with the FAS 158 disclosures with respect to AIG’s Pension Plan included in AIG’s Form 10-K filed for the year ended December 31, 2008. After TRH has received the TRH Pension Reimbursement Amount calculation, TRH may appoint TRH’s Pension Plan Actuary, at TRH or the Company Subsidiaries’ cost, to review the determination described herein. In the event that TRH’s Pension Plan Actuary disagrees with the calculation of the TRH Pension Reimbursement Amount, TRH shall provide written notice of such disagreement not later than thirty (30) days after the date on which TRH or its Affiliate received the TRH Pension Reimbursement Amount calculation setting forth the reasons for its disagreement. If TRH does not deliver any notice of disagreement within such thirty (30) day period, the TRH Pension Reimbursement Amount shall be deemed final and binding on the parties hereto. In the event of a disagreement that cannot be settled between AIG and TRH, the procedures established in Section 3.11(b)(ii) in respect of the Independent Actuary shall apply to the TRH Pension Reimbursement Amount. Prior to the Closing, TRH shall pay to AIG $3 million in immediately available funds as a deposit against the TRH Pension Reimbursement Amount, and within 10 days of the final determination of the TRH Pension Reimbursement Amount, TRH shall pay the balance of the TRH Pension Reimbursement Amount, plus interest from the dates on which AIG made each of the Contributions at an annual rate that is equivalent to the rate of return on one year U.S. Treasury Bills for the weekly period that includes the Benefits Transition Date, to AIG in immediately available funds.

          (e) Effective as of the First Time of Delivery, TRH and the Company Subsidiaries shall terminate participation in the Commerce & Industry Insurance Company of Canada Pension Plan and Commerce & Industry Insurance Company of Canada Savings Plan (as defined below) and in no event shall any Employee be entitled to accrue any benefits under such plans with respect to services rendered or compensation paid on or after the First Time of Delivery. As soon as practicable following the First Time of Delivery and subject to applicable law, AIG or one of its Affiliates shall transfer, or cause to be transferred, all liabilities and assets which have accrued for the benefit of Employees of TRH and the Company Subsidiaries as of the transfer date under the Commerce & Industry Insurance Company of Canada Pension Plan and, subject to the election of each Employee, the Commerce & Industry Insurance Company of

Canada Savings Plan, (other than any assets and liabilities not permitted to be transferred) to a corresponding registered pension plan and corresponding savings plan, respectively, established effective as of the First Time of Delivery by TRH or a Company Subsidiary, and TRH and the Company Subsidiaries shall assume the liability and obligation for, and neither AIG nor any of its Affiliates shall retain any liability or obligation for, all such transferred plan liabilities and assets. AIG and its Affiliates agree to timely and diligently execute their obligations under applicable law to cause the (i) cessation of participation of Employees of TRH and Company Subsidiaries in the Commerce & Industry Insurance Company of Canada Pension Plan and Commerce & Industry Insurance Company of Canada Savings Plan and (ii) transfer of assets and liabilities related to Employees of TRH and Company Subsidiaries from the Commerce & Industry Insurance Company of Canada Pension Plan and Commerce & Industry Insurance Company of Canada Savings Plan to the plans established by TRH and the Company Subsidiaries pursuant to this Section 3.11(e). The “Commerce & Industry Insurance Company of Canada Savings Plan” means the deferred profit sharing plan, group registered retirement savings plan, and employee savings plan sponsored by AIG Commercial Insurance Company of Canada.

          (f) Effective as of the Benefits Transition Date, TRH and the Company Subsidiaries shall assume the liability and obligation for, and neither AIG nor any of its Affiliates shall retain any liability or obligation for, all obligations (whether or not vested) which have accrued under the nonqualified deferred compensation, supplemental retirement or excess benefit and long-term incentive plans set forth on Schedule 3.11(f) (collectively, “AIG’s Nonqualified Plans”) with respect to any Employee who is either in pay status or is or becomes entitled to future payments pursuant to any of such plans. Such accrued amounts shall be paid under one or more nonqualified deferred compensation plans maintained or adopted by TRH or any of the Company Subsidiaries, which shall preserve and maintain, in accordance with Section 409A of the Code, all terms governing the time and form of payment of amounts accrued under AIG’s Nonqualified Plans. TRH will promptly reimburse AIG for the costs associated with the Employee’s continued participation in AIG’s Nonqualified Plans through the Benefits Transition Date to the extent not previously reimbursed.

          (g) Effective as of the Benefits Transition Date, TRH and the Company Subsidiaries shall assume the liability and obligation for, and neither AIG nor any of its Affiliates shall retain any liability or obligation for, any retiree health or medical plan, program, arrangement or benefit maintained or provided by AIG or any of its Affiliates with respect to the Employees. For a period of 12 months commencing on the day following the Benefits Transition Date, with respect to the assumed retiree health or medical plans and coverage for Employees, such coverage shall be maintained or adopted by TRH or any of the Company Subsidiaries under substantially similar arrangements to the applicable plans or arrangements of AIG or any of its Affiliates in accordance with Section 409A of the Code. TRH will promptly reimburse AIG for the costs associated with the Employee’s continued participation in such retiree health and medical plans through the Benefits Transition Date to the extent not previously reimbursed.

          (h) TRH will assume AIG’s obligations under the AIG Assurance Agreement with Starr International Co. with respect to shares that have been contingently set aside at the First Time of Delivery with respect to Employees.

          (i) As of the First Time of Delivery, TRH will assume AIG’s obligations under the AIG 2005-2006 Deferred Compensation Profit Participation Plan with respect to Employees.

          (j) TRH shall be responsible for providing the continuation of group health coverage required by Section 4980B(f) of the Code to any Employee (for purpose of clarity, including any former employee of TRH or any of the Company Subsidiaries) (and in each case their qualified beneficiaries) whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs before, on or after the Benefits Transition Date.

          (k) Prior to making any written or oral communications to the directors, officers or employees of TRH pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, TRH shall provide AIG with a copy of the intended communication. AIG shall have a reasonable period of time to review and comment on the communication, and TRH and AIG shall cooperate in providing a mutually agreeable communication.

          Section 3.12. Access.

          (a) In addition to the provisions of Section 3.13, from the First Time of Delivery and until the Access Termination Date, in connection with any reasonable business purpose, including (x) in response to the request or at the direction of a Governmental Authority or a Self-Regulatory Organization, (y) the preparation of tax returns or other documents relating to tax matters and (z) the determination of any matter relating to the rights or obligations of AIG or its Affiliates under this Agreement and any other Transaction Agreement, subject to any applicable Law and any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior notice, TRH shall, and shall cause the Company Subsidiaries and their respective Representatives to, (i) afford AIG and its Affiliates and their respective Representatives reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of TRH and the Company Subsidiaries and the businesses conducted by them (including, for the avoidance of doubt, tax returns and other information and documents relating to tax matters), (ii) furnish to AIG and its Affiliates and their respective Representatives such additional financial data and other information regarding TRH and the Company Subsidiaries and the businesses conducted by them as AIG, its Affiliates or their respective Representatives may from time to time reasonably request (including, for the avoidance of doubt, tax returns and other information and documents relating to tax matters) and (iii) make available to AIG and its Affiliates and their respective Representatives any employees of TRH, the Company Subsidiaries and the businesses conducted by them whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist AIG, its Affiliates or their respective Representatives in connection with AIG’s or its Affiliates’ or such Representatives’ inquiries for any of the purposes referred to in this Section 3.12 above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of TRH or any of the Company Subsidiaries; and provided further that the auditors and independent accountants of TRH or any of the Company Subsidiaries shall not be obligated to make any work papers (including the work papers contemplated to be delivered by TRH or any Company Subsidiary to AIG or any of its Affiliates pursuant to Section 3.15(b))

available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants; and provided further that TRH or any Company Subsidiary shall not be obligated to make any insurance, reinsurance or retrocession Contracts between a third party, on the one hand, and TRH or any Company Subsidiary, on the other hand, to which AIG or any of its Affiliates is not a party, available to AIG or any of its Affiliates. AIG shall reimburse TRH promptly for any reasonable out-of-pocket expenses incurred by TRH and the Company Subsidiaries in complying with any request by or on behalf of AIG or its Affiliates or their respective Representatives in connection with this Section 3.12.

          (b) From the First Time of Delivery and until the Access Termination Date in connection with any reasonable business purpose, including (x) in response to the request or at the direction of a Governmental Authority or a Self-Regulatory Organization, (y) the preparation of tax returns or other documents relating to tax matters and (z) the determination of any matter relating to the rights or obligations of TRH and any of the Company Subsidiaries under this Agreement and any other Transaction Agreement, subject to any applicable Law and any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior notice, AIG shall, and shall cause its Affiliates and Representatives to, (i) afford TRH and the Company Subsidiaries and their respective Representatives reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of AIG and its Affiliates and the businesses conducted by them (including, for the avoidance of doubt, tax returns and other information and documents relating to tax matters), (ii) furnish to TRH, the Company Subsidiaries and their respective Representatives such additional financial data and other information regarding TRH and the Company Subsidiaries and the businesses conducted by them as TRH or the Company Subsidiaries may from time to time reasonably request (including, for the avoidance of doubt, tax returns and other information and documents relating to tax matters) and (iii) make available to TRH and the Company Subsidiaries and their respective Representatives any employees of AIG and its Affiliates in respect of TRH and the Company Subsidiaries and the businesses conducted by them whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist TRH’s and the Company Subsidiaries’ or their respective Representatives in connection with AIG’s or its Affiliates’ or such Representatives’ inquiries for any of the purposes referred to in this Section 3.12 above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of AIG or any of its Affiliates; and provided further that the auditors and independent accountants of AIG or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants; and provided further that AIG or any of its Affiliates shall not be obligated to make any insurance, reinsurance or retrocession Contracts between a third party, on the one hand, and AIG or any of its Affiliates, on the other hand, to which TRH or any Company Subsidiary is not a party, available to TRH or any Company Subsidiary. TRH shall reimburse AIG promptly for any reasonable out-of-pocket expenses incurred by AIG and its Affiliates in complying with any request by or on behalf of TRH or any Company Subsidiary or their respective Representatives in connection with this Section 3.12(b).

          (c) For the avoidance of doubt, neither AIG nor TRH shall be required from and after the First Time of Delivery to disclose, or cause its Affiliates or its or its Affiliates’ respective Representatives from and after the First Time of Delivery to disclose, to the other party or any of its Affiliates or any of their respective Representatives (or provide access to any of its or any of its Affiliates’ offices, properties, books or records that could result in the disclosure to such Persons or others of) any information that is subject to an obligation contained in an Insurance Agreement prohibiting the disclosure of such information, nor shall either party be required to permit, cause its Affiliates or its or its Affiliates’ respective Representatives to permit, or cause others to permit either AIG or TRH or any of their respective Affiliates, or any of their respective Representatives to have access to or to copy or remove from the offices or properties of either AIG or TRH or any of their respective Affiliates any documents or other materials that might reveal any such information that is subject to an obligation contained in an Insurance Agreement prohibiting its disclosure.

          Section 3.13. Books and Records.

          (a) Subject to Section 3.17, from and after the First Time of Delivery, AIG and its Affiliates, and TRH and the Company Subsidiaries, shall have the right to retain copies of all books, data, files, information and records (including, for the avoidance of doubt, tax returns and other information and documents relating to tax matters) in any media of each of TRH and the Company Subsidiaries, and AIG and its Affiliates, as the case may be, and the respective businesses of TRH and the Company Subsidiaries, and AIG and its Affiliates, relating to periods ending on or prior to the First Time of Delivery (i) relating to information (including employment and medical records) regarding the Employees, (ii) as required by any legal or regulatory authority, including any applicable Law or regulatory request or (iii) as may be necessary for AIG and its Affiliates, or TRH and the Company Subsidiaries, to perform their obligations pursuant to the Transaction Agreements, subject to compliance with all applicable privacy laws. With respect to all original books, data, files, information and records of each of TRH and the Company Subsidiaries, and AIG and its Affiliates, existing as of the First Time of Delivery, TRH, shall, and shall cause each of the Company Subsidiaries, and AIG shall, and shall cause its Affiliates to, (A) comply in all material respects with all applicable Laws, including the Code, relating to the preservation and retention of records, (B) apply preservation and retention policies that are no less stringent than those generally applied by TRH or AIG, as the case may be, and (C) preserve and retain all such original books, data, files, information and records for at least six (6) years after the First Time of Delivery or until notice is received from AIG or TRH, as applicable, of the expiration of the applicable statute of limitations for tax purposes, whichever is later, and thereafter shall dispose of such books, data, files, information and records only after it shall have given AIG or TRH, as applicable, ninety (90) days’ prior written notice of such disposition and the opportunity (at AIG’s or TRH's expense, as applicable) to remove and retain such information.

          (b) Notwithstanding anything to the contrary contained herein, to the extent that AIG or any of its Affiliates has retained hard copies of files and electronic files, tapes, software, electronic data, hardware, storage devices or other electronic information that are not used in the operation of the business of TRH or any of the Company Subsidiaries or required by TRH or the Company Subsidiaries for regulatory purposes (“Archived Files”) pursuant to a Litigation Hold or otherwise, TRH acknowledges and agrees that the Archived Files are solely the property of AIG. AIG agrees that it will retain the Archived Files that relate to TRH and the Company Subsidiaries for no less than three (3) months after the First Time of Delivery after which AIG may recycle or discard such Archived Files.

          (c) At the First Time of Delivery, AIG and AHAC shall deliver to TRH copies of all minutes books and other corporate records of the Company or any of the Company Subsidiaries in AIG’s, AHAC’s or any of its Affiliates possession.

          Section 3.14. TRH Compliance Matters. For any Reporting Period in which AIG and TRH do not prepare their financial statements in accordance with the same basis of accounting, TRH shall deliver to AIG, no later than ten (10) business days prior to the date on which AIG is required to file its financials statements with the SEC, a reconciliation from the basis of accounting used by TRH to prepare its financial statements to the basis of accounting used by AIG to prepare its financial statements. For any Reporting Period, TRH shall respond as soon as reasonably practicable to reasonable requests from AIG for supplemental information that AIG may need to prepare its financial statements.

          Section 3.15. Auditors and Audits; Annual and Quarterly Statements and Accounting. TRH agrees that:

          (a) Annual and Quarterly Financial Statements. TRH shall provide to AIG and to the accounting firm selected by AIG to audit AIG’s consolidated financial statements and to serve as AIG’s independent certified public accountants (the “AIG Auditors”), as directed by AIG, on a timely basis all information, including AIG’s Standard Internal reporting package for any Consolidated Period, that AIG reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of each of AIG’s annual and quarterly financial statements that include a Reporting Period. Without limiting the generality of the foregoing, TRH will provide all required financial information with respect to TRH and the Company Subsidiaries to the accounting firm selected by TRH to audit TRH’s consolidated financial statements and to serve as TRH’s independent certified public accountants (the “TRH Auditors”) in a sufficient and reasonable time and in sufficient detail to permit the TRH Auditors to take all steps and perform all reviews necessary, and TRH shall provide sufficient assistance to the AIG Auditors, with respect to information to be included or contained in each of AIG’s annual and quarterly financial statements that includes a Reporting Period. AIG shall reimburse TRH for all reasonable fees and expenses paid by TRH to TRH Auditors in connection with such TRH Auditors assisting AIG Auditors with respect to information relating to TRH and the Company Subsidiaries to be included and contained in each of AIG’s annual and quarterly financial statements that includes a Reporting Period. Other than as provided for in the preceding sentence, each party shall be responsible for its own costs and expenses in connection with this Section 3.15.

          (b) Personnel Performing the Annual Audit and Quarterly Reviews. TRH shall authorize the TRH Auditors to make available to the AIG Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of TRH and work papers related to the annual audits and quarterly reviews of TRH, in all cases within a reasonable time prior to the TRH Auditors’ opinion date, so that the AIG Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the TRH Auditors as it relates to the AIG Auditors’ report on AIG’s financial statements, all within sufficient time to enable AIG to meet its timetable for the filing and public dissemination of each of AIG’s annual and quarterly statements that includes a Reporting Period.

          (c) Changes to Financial Results and in Accounting Principles. TRH shall give AIG as much prior notice as reasonably practical of any proposed changes in its accounting estimates or accounting principles or any proposed restatement or revision to TRH’s financial statements, if any such change, restatement or revision could affect AIG’s reported financial results for any Reporting Period. Without providing AIG with as much prior notice thereof as reasonably practicable, TRH shall not, during any Reporting Period, (a) restate or revise its financial results with respect to prior Reporting Periods, or (b) make any change to any of its accounting principles, in each case if such restatement, revision or change could affect, or could require AIG to restate, revise or change, the financial results reported on AIG’s prior financial statements or to be reported on AIG’s future financial statements. TRH shall not, during any period that is not a Reporting Period, (i) restate or revise its financial results with respect to any Reporting Period, or (ii) make any change to any of its accounting principles, in each case if in the judgment of AIG such restatement, revision or change would require AIG to restate, revise or change the financial results for any Reporting Period reported on AIG’s financial statements: provided, however, that if in the opinion of the TRH Auditors, TRH’s failure to make any such restatement, revision or change would result in TRH’s financial statements failing to be in compliance, in a material respect, with GAAP or the requirements of the SEC, TRH may make any such restatement, revision or change after providing AIG with as much prior notice thereof as reasonably practicable.

          Section 3.16. Earnings Releases, Press Releases and Similar Information. For any Reporting Period, AIG and TRH shall consult with each other as to the timing of their annual and quarterly earnings releases for a current or future period and shall give each other the opportunity to review the information therein relating to TRH and the Company Subsidiaries and to comment thereon. For any Reporting Period, AIG and TRH shall make reasonable efforts to issue their respective annual and quarterly earnings releases at approximately the same time on the same date, unless and to the extent otherwise required by Law. For any Reporting Period, no later than eight (8) hours prior to the time and date that AIG or TRH intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such party shall deliver to the other party copies of substantially final drafts of all press releases and other statements to be made available to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of TRH and the Company Subsidiaries taken as a whole. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, the issuing party shall notify the other party of any changes (other than typographical or other similar minor changes) to such substantially final drafts.

          Section 3.17. Confidentiality.

          (a) From and after the First Time of Delivery, each party shall not, and shall cause their respective Affiliates and Representatives having access to information of the other parties that is either oral or in writing and that is confidential or proprietary (including any information delivered by one party to another party pursuant to Section 3.13, Section 3.14, Section 3.15(a), Section 3.15(b) and Section 3.16) (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement or any other Transaction Agreement, any Confidential Information of the other party; provided, however, that each party may disclose Confidential Information of the other parties to the extent permitted by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such party’s obligations under this Agreement or any other Transaction Agreement, provided that such Representatives are informed of the confidential nature of such information and made aware of the provisions of this Section 3.17; (ii) to the extent reasonably necessary in connection with any Action or in any dispute with respect to this Agreement or any other Transaction Agreement; (iii) to the extent such information is required to be disclosed by applicable Law, Governmental Order or Governmental Authority (including in any report, statement, testimony or other submission to a Governmental Authority) or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the receiving party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding; (iv) to the extent any such information is or becomes generally available to the public other than (A) in the case of TRH, as a result of disclosure by AIG, AHAC, or their respective Affiliates or any of their respective Representatives or (B) in the case of AIG and AHAC, as a result of disclosure by TRH or any Company Subsidiary (after the First Time of Delivery) or any of their respective Affiliates or any of their respective Representatives; or (v) with respect to any such information delivered pursuant to Section 3.13, Section 3.14, Section 3.15(a), Section 3.15(b) and Section 3.16, to the extent such sections contemplate the disclosure of such information by AIG, AHAC or TRH to their respective Representatives or to the public; and provided further, however, that AIG, AHAC and TRH may disclose information about the tax treatment and tax structure of the transactions contemplated by this Agreement (including any facts or materials relating thereto or reasonably necessary to understand such treatment or structure); and provided further, however, to the extent that not all of the Shares are sold pursuant to the Offering and AIG or AHAC retains an investment interest in TRH and the Company Subsidiaries, (A) AIG and AHAC may disclose Confidential Information related to TRH to AIG’s and AHAC’s Representatives who need to know such information for the purpose of evaluating, monitoring or taking any other action with respect to AIG’s and/or AHAC’s investment in TRH and the Company Subsidiaries, (B) AIG and AHAC may use TRH’s Confidential Information in connection with evaluating, monitoring or taking any other action with respect to AIG’s and/or AHAC’s investment in TRH and the Company Subsidiaries (it being understood that neither AIG nor AHAC shall contravene applicable Laws with respect to insider trading) and (C) AIG and AHAC may disclose Confidential Information delivered to them by the officers designated by them, respectively, to receive the information contemplated by Section 5.4 of the Stockholders Agreement to each other, their respective Affiliates and their respective Representatives, provided, that in the cases of clauses (A) and (C) above, such Representatives are informed of the confidential nature of such information and ma de aware of the provisions of this Section 3.17(a).

          (b) In the event that a party becomes required (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process or in connection with a report, statement, testimony or other submission to be made to any Governmental Authority to disclose any Confidential Information of the other parties, such disclosing party shall provide the other parties, to the extent reasonably practicable, with prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other parties (at such other parties’ expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed; provided, however, that none of AIG, AHAC or any of their respective Affiliates is required to provide such prior written notice with respect to any disclosure to the FRBNY. In the event that such protective order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of the Confidential Information that it reasonably believes is required to be disclosed and shall exercise its commercially reasonable efforts (at such other party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

          (c) Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that (x) AIG, AHAC and their respective Affiliates may, without notifying TRH or any other Person, share any information relating to or obtained from TRH or any of the Company Subsidiaries with (i) the FRBNY or the U.S. Department of the Treasury and their respective Representatives, (ii) the AIG Credit Facility Trust, (iii) any insurance regulatory authority or (iv) the IRS or any other tax authority, in each case as AIG deems necessary or advisable in its good faith judgment and (y) TRH and the Company Subsidiaries may, without notifying AIG, AHAC or any other Person, share any information relating to or obtained from AIG, AHAC or their respective Affiliates with (i) any insurance regulatory authority or (ii) the IRS or any other tax authority, in each case as TRH deems necessary or advisable in its good faith judgment.

          (d) To the fullest extent permitted by applicable Law, the provisions of Section 3.17(a) shall not restrict or limit the use of or disclosure by AIG, AHAC or any of their respective Affiliates or TRH or any of the Company Subsidiaries, of any customer, policy or beneficiary information (including such information relating to TRH and the Company Subsidiaries or to AIG, AHAC or any of their respective Affiliates, as the case may be) if such information was in the possession or control of AIG, AHAC or their respective Affiliates, on the one hand, or in the possession or control of TRH or any Company Subsidiaries, on the other hand, prior to the First Time of Delivery. For the avoidance of doubt, the foregoing shall apply regardless of whether such information (i) was also possessed or controlled by TRH or any of the Company Subsidiaries, or AIG, AHAC or any of their respective Affiliates, as the case may be, on or prior to the First Time of Delivery and/or (ii) was originated by any other Person. Notwithstanding the foregoing, the provisions of this Section 3.17(d) shall not apply to the disclosure by AIG, AHAC or any of their respective Affiliates, of any of the terms or conditions of the agreements set forth on Schedule 3.17(a) or any information related to the transactions contemplated thereby.

          (e) Each party agrees that irreparable damage could occur if this Section 3.17 was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, each party or its Affiliates (and their successors or assigns) shall be entitled to proceed against the other parties or their Affiliates (and their successors or assigns) in law and/or in equity for such damages or other relief as a court may deem appropriate and shall be entitled to seek a temporary restraining order and/or preliminary and final injunctive or other equitable relief, including specific performance, to prevent breaches of this Section 3.17 and, in addition to any other remedy to which they are entitled at law or in equity, to enforce specifically the terms and provisions of this

Section 3.17. In the event that any Action is brought in equity to enforce the provisions of this Section 3.17, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

          Section 3.18. Third-Party Contracts. The parties hereto shall use their respective reasonable efforts on or prior to the Closing Date to cause to occur, effective upon the First Time of Delivery, the termination, amendment, separation or other action set forth on Schedule 3.18 with respect to each third-party Contract set forth on such Schedule 3.18, provided that none of AIG or any of its Affiliates nor TRH or any Company Subsidiaries shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any consent or approval. With respect to any Contract set forth on Schedule 3.18 in which the parties hereto are unable prior to the Closing to cause such termination, amendment, separation or other action to be effective upon the First Time of Delivery, the parties hereto agree that, from and after the First Time of Delivery, (a) TRH and the Company Subsidiaries shall not have any rights, or be entitled to any benefits, under such Contract and (b) TRH shall promptly reimburse and indemnify, defend and hold harmless AIG or any of its Affiliates for any Losses relating to or arising out of the failure to obtain such termination, amendment, separation or other action (e.g., Losses resulting from termination fees or penalties or unused minimum volume commitments) provided, however, that such Losses shall be limited solely to Losses directly attributed to such failure. To the extent that (i) any Contract between a third party, on the one hand, and AIG or any of its Affiliates (each, an “AIG Signatory”), on the other hand, to which TRH or any Company Subsidiary is not a party, but under which TRH or any of the Company Subsidiaries may otherwise derive benefits (each, a “TRH Beneficiary”), such as enterprise-wide licenses or “master” agreements, (ii) any Contract between a third party, on the one hand, and TRH and/or any Company Subsidiary (each, a “TRH Signatory”), on the other hand, to which AIG or any of its Affiliates is not a party, but under which AIG or any of its Affiliates may otherwise derive benefits (each, an “AIG Beneficiary”), such as enterprise-wide licenses or “master” agreements, or (iii) any Contract among (x) a third party, (y) AIG or any of its Affiliates and (z) TRH or any of the Company Subsidiaries (the Contracts described in clauses (i), (ii) and (iii) above are referred to collectively herein as the “Schedule 3.18 Contracts”), (1) is the subject of a claim against an AIG Signatory due to an act or omission by a TRH Beneficiary, TRH shall promptly reimburse and indemnify, defend and hold harmless the AIG Signatory for any Losses relating to or arising out of such act or omission; (2) is the subject of a claim against a TRH Signatory due to an act or omission by an AIG Beneficiary, AIG shall promptly reimburse and indemnify, defend and hold harmless the TRH Signatory for any Losses relating to or arising out of such act or omission; (3) is omitted from Schedule 3.18, the parties hereto agree to negotiate in good faith after the date hereof as to the termination, amendment, separation or other action to be taken, if any, with respect to such Contract as the parties hereto may determine, consistent with the terms of the Transition Services Agreement (if applicable) relevant to such Contract, provided that with regard to the foregoing clause (3) of this Section 3.18, neither AIG or any of its Affiliates nor TRH or any of the Company Subsidiaries shall be (A) obligated to take any action with regard to such an omitted Contract, unless AIG or TRH (as the case may be) requests in writing to the other within ninety (90) days after the First Time of Delivery that specific action be taken with regard to such omitted Contract or (B) required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party, to obtain any consent or approval; or (4) is a Schedule 3.18 Contract of the types described in clauses (i) or (ii) of this Section 3.18 above, is omitted from Schedule 3.18 and is not terminated, amended, separated or subject to other action pursuant to the preceding clause (3) of this Section 3.18, from and after the First Time of Delivery, each TRH Beneficiary or AIG Beneficiary (as the case may be) shall not have any rights, or be entitled to any benefits, under such Contract.

          Section 3.19. AIG Corporate Credit Card Program. Following the First Time of Delivery, but by no later than May 31, 2009, AIG and TRH shall, and shall cause their respective Affiliates to, take such actions as may be necessary to terminate the participation of TRH and the Company Subsidiaries and their respective employees in the Credit Card Program. From time to time following the First Time of Delivery, TRH shall, and shall cause the Company Subsidiaries to, promptly reimburse and indemnify, defend and hold harmless AIG or any of its Affiliates for any amounts incurred by TRH or any of the Company Subsidiaries or their respective employees under the Credit Card Program to the extent that AIG and its Affiliates have paid or otherwise incurred such amounts and have not previously been reimbursed for such amounts.

          Section 3.20. Certain Waivers. The parties agree that with respect to (a) any Intercompany Agreement set forth on Schedule 3.05(a) or Schedule 3.05(b) or (b) any Insurance Agreement, each party, on behalf of itself and its Affiliates, hereby waives any breach or default under such Intercompany Agreements or Insurance Agreements, and any rights to terminate, accelerate or cancel under such Intercompany Agreements or Insurance Agreements, relating to, arising out of or in connection with (i) any “change of control,” “change in control” or similar phrase or concept as defined in such Intercompany Agreement or Insurance Agreement (A) of TRH or any Company Subsidiary pursuant to or as a result of the consummation of the transactions contemplated by this Agreement or any other Transaction Agreement and (B) of AIG or any of its Affiliates, including pursuant to or as a result of the transactions contemplated by (x) the Credit Agreement, dated as of September 22, 2008, between AIG and the FRBNY (as amended, modified or supplemented from time to time in accordance with its terms) (the “Credit Agreement”) or (y) any other Contract with, or entered into at the direction of, the FRBNY or the U.S. Department of the Treasury and (ii) any sale, transfer, lease, public offering, spin-off or other disposition of any business or assets of AIG and its Subsidiaries pursuant to the restructuring and divestiture program publicly disclosed by AIG prior to the date of this Agreement.

          Section 3.21. Adoption of Amended and Restated TRH Certificate of Incorporation. On or prior to Closing, each of AIG and AHAC (i) shall execute a written consent in substantially the form of Exhibit G to this Agreement adopting the Restated Certificate of Incorporation of TRH in the form attached as Exhibit H hereto, which has been approved by the affirmative vote of at least a majority of the board of directors of TRH acting at a meeting at which a quorum was present and which was either duly noticed or for which notice was properly waived by all directors of TRH not present at such meeting, and (ii) shall reasonably cooperate with TRH in taking all necessary actions so that, effective 20 days after the filing by TRH of an Information Statement on Schedule 14C with the SEC, the Restated Certificate of Incorporation of TRH shall be the certificate of incorporation of TRH.

          Section 3.22. By-Laws of TRH. TRH shall not, and shall its board of directors not to, amend, modify or make any other changes to the By-Laws of TRH prior to the First Time of Delivery without the express written consent of AIG.

          Section 3.23. Subleases.

          (a) On or prior to the Closing, each of TRH and AIG shall execute and deliver each of the “New York Sublease”, the “Chicago Sublease” and the “Toronto Sublease” in substantially the forms attached hereto as Exhibit I, Exhibit J and Exhibit K (each, a “Sublease” and collectively, the “Subleases”) to the extent it is a party to such Sublease and shall cause each of their respective Affiliates to execute and deliver each such Sublease to which such Affiliate is a party. AIG and TRH shall each pay one-half of the actual out-of-pocket costs and expenses (i) for any construction work that AIG, in its sole discretion, determines desirable to demise any of the Subleased Premises separately, and (ii) to obtain the consent of any Landlord, including any costs or expenses that may be charged in accordance with the terms of the Master Lease or that are otherwise reasonably requested by any Landlord, and (iii) to dispute the refusal by any Landlord under any Master Lease to provide its consent to its applicable Sublease. TRH shall pay any and all other costs and expenses for any other work or action that may be necessary or desirable to separately demise any of the Subleased Premises or to effectuate any Sublease, including the cost to demise any computer room or computer system separately. TRH and AIG shall each pay for their own legal expenses in connection with each Sublease.

          (b) AIG and TRH shall, and shall cause their respective Affiliates to, cooperate in good faith to obtain all required consents and approvals necessary for each Sublease no later than the Consent Deadline that is applicable to each Sublease. If TRH and AIG fail to obtain any consent necessary to effectuate any Sublease on or prior to the Consent Deadline that is applicable to such Sublease (each such Sublease a “Rejected Sublease”), then solely with respect to such Rejected Sublease, (i) the Rejected Sublease and each other arrangement between TRH, AIG and any of their respective Affiliates with respect to the Rejected Subleased Premises shall automatically terminate and be of no further force and effect as of the applicable Consent Deadline, (ii) TRH shall, or shall cause its relevant Affiliate(s) to, vacate the Rejected Subleased Premises in accordance with the requirements set forth in the Affected Master Lease and otherwise in an orderly manner on or prior to the Exit Date that is applicable to the Rejected Sublease and shall do so at TRH’s sole cost and expense, and (iii) TRH or the relevant TRH Affiliate(s) shall, no later than the date on which TRH vacates all of the Rejected Subleased Premises, pay AIG or the relevant AIG Affiliate(s) the amount that would have been due and owing under the Rejected Sublease had the Rejected Sublease not been terminated for the period from and including the Closing Date through and including the applicable Exit Date. Notwithstanding the foregoing, if, notwithstanding TRH using its commercially reasonable efforts to vacate the Rejected Subleased Premises by the applicable Exit Date, TRH cannot vacate the Rejected Subleased Premises by such date, then, no later than the applicable Exit Date, TRH shall send AIG written notice that sets forth the earliest date upon which TRH reasonably expects to be able to vacate the Rejected Subleased Premises, and AIG agrees to work with the Landlord to try to accommodate TRH’s need for additional time; provided, however, that AIG shall have no obligation to extend the applicable Exit Date if the Landlord is unwilling to afford any additional time beyond the applicable Exit Date. AIG shall have the right, in its sole discretion but exercised in good faith, to determine when and whether the landlord of any Subleased Premises shall have rejected, or determined not to provide its consent to, any Sublease or to extend to any applicable Exit Date.

          (c) For purposes of this Section 3.23, the following terms shall have the following meanings. “Affected Master Lease” shall mean, with respect to any Rejected Sublease, the Master Lease relating to such Rejected Sublease. “Consent Deadline” shall mean, (i) with respect to the New York Sublease and the Chicago Sublease, the date that is twenty (20) days after the Closing Date, and (ii) with respect to the Toronto Sublease, the date that is ten (10) days after the Closing Date. “Exit Date” shall mean, (i) with respect to the New York Sublease and the Chicago Sublease, the date that is thirty (30) days after the Closing Date, and (ii) with respect to the Toronto Sublease, the date that is fifteen (15) days after the Closing Date. “Landlord” shall mean, with respect to any Sublease, the Person that is identified in such Sublease as the landlord or owner under such Sublease’s Master Lease. “Master Lease” shall, with respect to any Sublease, have the meaning ascribed to the term “Master Lease” in such Sublease. “Rejected Subleased Premises” shall mean, with respect to any Rejected Sublease, the Subleased Premises relating to such Rejected Sublease. “Subleased Premises” shall, with respect to any Sublease, have the meaning ascribed to the term “Subleased Premises” in such Sublease.

          Section 3.24. No Solicitation; No Hire.

          (a) For a period of twelve (12) months from the First Time of Delivery, AIG shall not, and shall cause its Affiliates not to, without the prior written consent of TRH, directly or indirectly, solicit for employment or hire any employee of TRH or any Company Subsidiary as of the date hereof; provided, however, that AIG and its Affiliates may employ or hire any such Person who is terminated and is no longer employed by TRH or any Company Subsidiary; and provided further that nothing in this Section 3.24(a) shall prohibit AIG or any of its Affiliates from engaging in general solicitations to the public or general advertising not targeted at employees of TRH or any Company Subsidiary or from employing or hiring any Person who contacts AIG or any of its Affiliates on his or her own initiative or as a result of a general solicitation to the public or general advertising not targeted at employees of TRH or any Company Subsidiary.

          (b) For a period of twelve (12) months from the First Time of Delivery, TRH shall not, and shall cause the Company Subsidiaries not to, without the prior written consent of AIG, directly or indirectly, solicit for employment or hire any employee of AIG or any of its Affiliates as of the date hereof; provided, however, that TRH and the Company Subsidiaries may employ or hire any such Person who is terminated and is no longer employed by AIG or any of its Affiliates; and provided further that nothing in this Section 3.24(b) shall prohibit TRH or any Company Subsidiary from engaging in general solicitations to the public or general advertising not targeted at employees of AIG or any of its Affiliates or from employing or hiring any Person who contacts TRH or any Company Subsidiary on his or her own initiative or as a result of a general solicitation to the public or general advertising not targeted at employees of AIG or any of its Affiliates.

          (c) The parties hereto acknowledge that the covenants set forth in this Section 3.24 are an essential element of this Agreement and that, but for these covenants, the parties hereto would not have entered into this Agreement. The parties hereto acknowledge that this Section 3.24 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.

          (d) It is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 3.24 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall not be construed to be null, void and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 3.24 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 3.24) that would be valid and enforceable under such applicable Law.

          Section 3.25. Further Action. AIG, AHAC and TRH (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing and the other transactions contemplated hereunder and under the other Transaction Agreements and (c) not in limitation of any other provision of this Agreement, shall use their respective reasonable best efforts to cause all the conditions to the obligations of the other parties hereto to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable.

ARTICLE IV

CONDITIONS OF TRH TO CLOSING

          Section 4.01. Conditions to Obligations of TRH to Execute the Underwriting Agreement. The obligation of TRH to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a) AIG and AHAC shall have executed and delivered the Underwriting Agreement.

          (b) Each of the representations and warranties of AIG and AHAC contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date.

          (c) AIG and AHAC shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and TRH shall have received a certificate signed on behalf of AIG and AHAC by an executive officer of AIG and AHAC, respectively, to such effect.

          (d) Each of AIG and AHAC shall have executed and delivered the written consent contemplated by Section 3.21 of this Agreement, duly executed by a duly authorized officer of AIG and AHAC, respectively.

          (e) The Registration Statement shall have become or been declared effective by the SEC, and there shall be no stop order in effect with respect thereto and no proceeding for that purpose shall have been instituted by the SEC.

          (f) All authorizations, consents and approvals of, and filings and notifications with or to, insurance departments and other Governmental Authorities required to be made or obtained prior to the First Time of Delivery in connection with the consummation of the Offering or execution, delivery and performance of this Agreement and the Ancillary Agreements shall have been made or obtained or are reasonably likely to have been made or obtained by the First Time of Delivery.

          (g) No order, injunction or decree issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offering or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF AIG

          Each of AIG and AHAC hereby represents and warrants, severally and not jointly, to TRH as follows:

          Section 5.01. Incorporation and Authority of AIG and AHAC. AIG is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. AHAC is an insurance company duly organized, validly existing and in good standing under the Laws of the State of New York. It has full legal power and authority, and has taken all required legal action necessary, to execute and deliver this Agreement and all other agreements, instruments, certificates, notices and other documents as are necessary to consummate the transactions contemplated hereby and otherwise to carry out the terms of this Agreement. It has duly and validly authorized the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby has been duly and validly authorized by it and no other proceedings on its part are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          Section 5.02. Enforceability. This Agreement has been duly and validly executed by it and, assuming due authorization, execution and delivery by TRH constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding agreement of it, enforceable against it in accordance with the terms hereof, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

          Section 5.03. Consents and Approvals. Except as set forth on Schedule 5.03, no consent, approval, waiver, authorization, notice or filing is required to be obtained by it from, or to be given by it to, or made by it with, any Governmental Authority or any other Person, in connection with the execution, delivery and performance by it of this Agreement.

          Section 5.04. Non-Contravention. The execution, delivery and performance by it of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of its Organizational Documents; (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 5.03, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of it under, or result in a loss of any benefit to which it is entitled under, any Contract, or result in the creation of any Lien (other than Permitted Liens) upon its assets and properties; or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 5.03 or required to be made or obtained by TRH or any of the Company Subsidiaries, violate, or result in a breach of, or constitute a default under any Law, Governmental Order or Self-Regulatory Organization Approval to which it is subject, other than, in the cases of clauses (ii) and (iii), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Liens that would not materially impair or delay its ability to perform its obligations hereunder.

          Section 5.05. Disclaimer. Except for the representations and warranties contained in this Article V, it does not make any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to it, any of its Affiliates, this Agreement or the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF TRH

TRH hereby represents and warrants to AIG and AHAC as follows:

          Section 6.01. Incorporation and Authority of TRH. TRH is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. TRH has full legal power and authority, and has taken all required legal action necessary, to execute and deliver this Agreement and all other agreements, instruments, certificates, notices and other documents as are necessary to consummate the transactions contemplated hereby and otherwise to carry out the terms of this Agreement. TRH has duly and validly authorized the execution and delivery of this Agreement to which it is a party, and the consummation of the transactions contemplated hereby has been duly and validly authorized by TRH and no other proceedings on the part of TRH are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by TRH.

          Section 6.02. Enforceability. This Agreement has been duly and validly executed by TRH and, assuming due authorization, execution and delivery by AIG and AHAC, constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding agreement of TRH, enforceable against TRH in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

          Section 6.03. Consents and Approvals. Except as set forth on Schedule 6.03, no consent, approval, waiver, authorization, notice or filing is required to be obtained by TRH from, or to be given by TRH to, or made by TRH with, any Governmental Authority or other Person, in connection with the execution, delivery and performance by TRH of this Agreement.

          Section 6.04. Non-Contravention. The execution, delivery and performance by TRH of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the Organizational Documents of TRH; (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 6.03, to the Knowledge of TRH, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of TRH under, or result in a loss of any benefit to which TRH is entitled under, any Contract, or result in the creation of any Lien (other than Permitted Liens) upon the assets and properties of TRH; or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 6.03 or required to be made or obtained by AIG or any of its Affiliates, to the Knowledge of TRH, violate or result in a breach of or constitute a default under any Law, Governmental Order or Self-Regulatory Organization Approval to which TRH is subject, other than, in the cases of clauses (ii) and (iii), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Liens that would not materially impair or delay TRH’s ability to perform its obligations hereunder.

          Section 6.05. Disclaimer. Except for the representations and warranties contained in this Article VI, TRH does not make any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to TRH or any of the Company Subsidiaries, this Agreement or the transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION AND WAIVER

          Section 7.01. Pre-Closing Termination. This Agreement may be terminated prior to the Closing:

          (a) by and in the sole discretion of AIG or AHAC without the approval of TRH;

          (b) by the mutual written consent of AIG, AHAC and TRH;

          (c) by TRH if the Closing has not occurred on or before July 1, 2009; provided, however, that the right to terminate this Agreement under this Section 7.01(c) shall not be available to TRH if TRH’s failure to take any action required to fulfill any of its obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to such date;

          (d) by TRH (but only so long as TRH is not in material breach of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of AIG or AHAC such that one or more of the conditions set forth in Section 4.01 are not capable of being fulfilled;

          Section 7.02. Termination of Underwriting Agreement. This Agreement terminates automatically if the Underwriting Agreement is terminated following the Closing Date but prior to the First Time of Delivery.

          Section 7.03. Post-Closing Termination. This Agreement may be terminated at any time after the Closing Date by the mutual written consent of AIG, AHAC and TRH.

          Section 7.04. Notice of Termination. Any party hereto desiring to terminate this Agreement pursuant to Section 7.01, Section 7.02 or Section 7.03 shall give written notice of such termination to the other parties hereto.

          Section 7.05. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, Section 7.02 and Section 7.03, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in Section 3.03 (Asset Transfers; Other Restructuring), Section 3.04 (Intercompany Obligations), Section 3.07 (Guarantees), Section 3.17 (Confidentiality), Section 3.23 (Subleases) and as set forth in this Article VII, Article VIII and Article IX; provided, however, that nothing in this Agreement shall relieve any party hereto from liability for any intentional breach of this Agreement.

ARTICLE VIII

INDEMNIFICATION

          Section 8.01. Survival. The representations, warranties, covenants and agreements of the parties hereto contained in or made pursuant to this Agreement shall survive the Closing indefinitely, except: (a) the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing (“Post-Closing Covenants”) shall survive for the period provided in such covenants and agreements, if any, or until fully performed and (b) the covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing (“Pre-Closing Covenants”) shall terminate at the Closing.

          Section 8.02. Indemnification by AIG.

          (a) After the Closing and subject to this Article VIII, each of AIG and AHAC shall indemnify, defend and hold harmless TRH, the Company Subsidiaries and their respective Representatives (collectively, the “TRH Indemnified Parties”), severally and not jointly, against, and reimburse any TRH Indemnified Party for, all Losses that such TRH Indemnified Party may at any time suffer or incur, or become subject to:

     (i) as a result of or in connection with the inaccuracy or breach of any representation or warranty made by it in this Agreement;

     (ii) as a result of or in connection with any breach or failure by it to perform any of its covenants or obligations contained in this Agreement; or

     (iii) as a result of or in connection with any untrue statement or alleged untrue statement of a material fact in any AIG Disclosure Portions in the Registration Statement, the Prospectus or any other document or report filed with the SEC in connection with the Offering, including any amendment or supplement thereto, or caused by any omission or alleged omission to state in any AIG Disclosure Portions a material fact necessary to make the statements therein not misleading.

          (b) Notwithstanding anything to the contrary contained herein, neither AIG nor AHAC, respectively, shall be required to indemnify, defend or hold harmless any TRH Indemnified Party against, or reimburse any TRH Indemnified Party for, any Losses pursuant to Section 8.02(a)(i) in a cumulative aggregate amount exceeding the net proceeds received by AIG and AHAC, respectively, from the Offering and from any subsequent public offering of the Shares in accordance with the Rights Agreement.

          Section 8.03. Indemnification by TRH.

          (a) After the Closing and subject to this Article VIII, TRH shall indemnify, defend and hold harmless AIG, AHAC, their Affiliates and their respective Representatives (collectively, the “AIG Indemnified Parties”) against, and reimburse any AIG Indemnified Party for, all Losses that such AIG Indemnified Party may at any time suffer or incur, or become subject to:

     (i) as a result of or in connection with the inaccuracy or breach of any representation or warranty made by TRH in this Agreement;

     (ii) as a result of or in connection with any breach or failure by TRH to perform any of its covenants or obligations contained in this Agreement;

     (iii) as a result of or in connection with any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any other document or report filed with the SEC in connection with the Offering, including any amendment or supplement thereto, other than with respect to any AIG Disclosure Portions thereof, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than with respect to any AIG Disclosure Portions thereof; or

     (iv) as a result of any claim or demand by any Governmental Authority or any third party commenced or made against any AIG Indemnified Party relating to any violation or breach, or alleged violation or breach, by TRH or any Company Subsidiary of any federal, state or other securities Law in connection with the Offering.

          (b) Notwithstanding anything to the contrary contained herein, TRH shall not be required to indemnify, defend or hold harmless any AIG Indemnified Party against, or reimburse any AIG Indemnified Party for, any Losses pursuant to Section 8.03(a)(i) in a cumulative aggregate amount exceeding the net proceeds received by AIG and AHAC, collectively, from the Offering and any subsequent public offering of the Shares in accordance with the Rights Agreement.

          Section 8.04. Notification of Claims.

          (a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article VIII, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure. The parties agree that (i) in this Article VIII they intend to shorten (in the case of the limited survival periods specified in Section 8.01) and lengthen (in the case of the indefinite survival periods specified in Section 8.01) (as the case may be) the applicable statute of limitations period with respect to certain claims; (ii) notices for claims in respect of a breach of a representation, warranty, covenant or agreement (other than a Post-Closing Covenant) must be delivered prior to the expiration of any applicable survival period specified in Section 8.01 for such representation, warranty, covenant or agreement; (iii) notices for claims in respect of a breach of a Post-Closing Covenant must be delivered prior to the date that is six (6) months after the last day of the effective period of such Post-Closing Covenant; and (iv) any claims for indemnification for which notice is not delivered in accordance with this Section 8.04(a) shall be expressly barred and are hereby waived; provided further that if, prior to such applicable date, a party hereto shall have notified the other party hereto in accordance with the requirements of this Section 8.04(a) of a claim for indemnification under this Article VIII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article VIII notwithstanding the passing of such applicable date.

          (b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 8.04(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence. AIG, AHAC or TRH (as the case may be) shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the

Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party.

          (c) Notwithstanding anything to the contrary contained in this Article VIII (including Section 8.02 and Section 8.03), no Indemnifying Party shall have any liability under this Article VIII for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.

          (d) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 8.04(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

          Section 8.05. Payment. In the event a claim or any Action for indemnification under this Article VIII has been finally determined, the amount of such final determination shall be paid (a) if the Indemnified Party is a TRH Indemnified Party, by AIG or AHAC, as applicable, to the Indemnified Party and (b) if the Indemnified Party is an AIG Indemnified Party, by TRH to the Indemnified Party, in each case on demand in immediately available funds. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article VIII when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order has been entered into with respect to such claim or Action.

          Section 8.06. Exclusive Remedies. Except for injunctive and provisional relief (including specific performance) provided for in Section 3.08(g), Section 3.17 and Section 9.11, each party hereto acknowledges and agrees that (a) following the Closing, (i) the indemnification provisions of this Article VIII shall be the sole and exclusive remedies of the parties hereto for any breach of the representations or warranties contained in this Agreement and (ii) notwithstanding anything to the contrary contained herein, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated by this Agreement; and (b) following the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive monetary remedies of the parties hereto for any breach of any Pre-Closing Covenant or any Post-Closing Covenant.

          Section 8.07. Additional Indemnification Provisions.

          (a) AIG, AHAC and TRH agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation set forth in Article VIII, any Transaction Agreement or any other document executed or delivered in connection with the Closing: (i) each such obligation shall be calculated on an After-Tax Basis, (ii) all Losses shall be net of any Eligible Insurance Proceeds, (iii) in no event shall an Indemnifying Party have any liability to an Indemnified Party for: (A) any Losses to the extent arising from special circumstances of the Indemnified Party that were not communicated prior to the date hereof by the Indemnified Party to the Indemnifying Party, (B) any punitive or special damages other than punitive or special damages recovered by third parties in connection with a Third Party Claim, (C) any Losses to the extent not the probable and reasonably foreseeable result of any breach by the Indemnifying Party of a representation and warranty or covenant contained in this Agreement (provided that this clause (C) shall not apply to any Losses that are recovered by third parties in connection with a Third Party Claim), (D) any damages solely attributable to diminution of value or lost profits to the extent constituting damages in excess of the difference between the value of what the Indemnified Party received in the transaction contemplated by this Agreement and the value of what the Indemnified Party should have received in the transaction contemplated by the Agreement if there had been no breach of the representation and warranty or covenant by the Indemnifying Party for which breach the Indemnified Party is seeking indemnification and (E) any Losses to the extent incurred in connection with a party’s assertion, enforcement, dispute or resolution of its indemnification or other rights under this Agreement or the collection of any amounts payable to a party hereto under this Agreement.

          (b) Any amount payable by an Indemnifying Party pursuant to this Article VIII shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers from a third Person any Eligible Insurance Proceeds or any other amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article VIII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Insurance Proceeds, but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

          (c) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”). If the

Indemnifying Party so requests within one hundred and eighty (180) days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of insurance proceeds thereunder, in which event all such proceeds actually received, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds.”

          Section 8.08. Mitigation. Each of the parties hereto agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

          Section 8.09. Contribution for Securities Law Violations.

          (a) If the indemnification provided for in this Article VIII is unavailable to an Indemnified Party with respect to Section 8.02(a)(iii) or Section 8.03(a)(iii) or insufficient in respect of any Losses referred to therein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of TRH on the one hand and of AIG or AHAC, respectively, or underwriter, selling broker, dealer or similar securities professional, as the case may be, on the other hand, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of TRH on the one hand and of AIG or AHAC, respectively, or underwriter, selling broker, dealer or similar securities professional, as the case may be, on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by TRH, by AIG or AHAC or by the underwriter, selling broker, dealer or similar securities professional and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (b) TRH, AIG and AHAC agree that it would not be just and equitable if contribution pursuant to this Section 8.09 were determined by pro rata allocation (even if AIG and AHAC or the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Losses referred to in the immediately preceding paragraph shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Action or claim. Notwithstanding the provisions of this Section, none of AIG, AHAC or underwriter, selling broker, dealer or similar securities professional shall be required to contribute any amount in excess of the amount by which (i) in the case of AIG and AHAC, respectively, the net proceeds received by AIG or AHAC, respectively, from the sale of the Shares or (ii) in the case of an underwriter, selling broker, dealer or similar securities professional, the total price at which the Shares purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that AIG or such underwriter, selling broker, dealer or similar securities professional has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligations to contribute pursuant to this Section 8.09 of the Indemnified Persons are several and not joint.

          Section 8.10. Ancillary Agreements. Notwithstanding anything to the contrary in Section 8.02 and Section 8.03, indemnification with respect to any matter set forth in an Ancillary Agreement, if any, shall be governed by the terms of such Ancillary Agreement to the extent that indemnification is provided in such Ancillary Agreement.

ARTICLE IX

GENERAL PROVISIONS

          Section 9.01. Expenses. Except as may be otherwise specified in this Agreement and the other Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the other Transaction Agreements and the transactions contemplated by this Agreement and the other Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

          Section 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 9.02):

          (i) if to TRH:

Transatlantic Holdings, Inc.
80 Pine Street,
New York, NY 10005
Attention:	Gary A. Schwartz
SVP and General Counsel
Facsimile:	(212) 248-0965

with a copy to:

Gibson, Dunn & Crutcher LLP.
200 Park Avenue
New York, New York 10017
Attention:	Lois Herzeca, Esq.
Andrew Fabens, Esq.
Facsimile:	(212) 351-5218

          (ii) if to AIG:

American International Group, Inc.
70 Pine Street
New York, New York 10270
Attention:	General Counsel
Facsimile:	(212) 425-2175

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Stephen M. Kotran, Esq.
Robert E. Buckholz Jr., Esq.
Facsimile:	(212) 558-3588

          (iii) if to AHAC:

American Home Assurance
175 Water Street
New York, New York 10038
Attention:	General Counsel
Facsimile:	(212) 458-7080

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Stephen M. Kotran, Esq.
Robert E. Buckholz Jr., Esq.
Facsimile:	(212) 558-3588

          Section 9.03. Public Announcements. No party hereto or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the transactions contemplated by the Transaction Agreement without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which the case the party hereto required to publish such press release or public announcement shall allow the other parties hereto a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Prior to the Closing, none of the parties hereto, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers or employees of, or other Persons with significant business relationships with, TRH or any of the Company Subsidiaries without first obtaining the prior written approval of the other parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed.

          Section 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

          Section 9.05. Entire Agreement. Except as otherwise expressly provided in this Agreement or any other Transaction Agreement, this Agreement and the other Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter of this Agreement and the other Transaction Agreements and supersedes all prior agreements and undertakings, both written and oral.

          Section 9.06. Assignment. Except as otherwise expressly set forth herein, this Agreement shall not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the parties hereto; provided, however, that no such assignment shall release TRH, AIG or AHAC from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 9.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

          Section 9.07. No Third Party Beneficiaries. Except as provided in Section 3.06 with respect to AIG Releasees and TRH Releasees, in Section 3.07 with respect to any AIG Guaranty, in Section 3.08(e) with respect to any AIG Licensed Party or TRH Licensed Party, in Section 3.09(a) with respect to the release of AIG’s Affiliates for claims relating to certain insurance policies and in Section 3.09(b) with respect to the reimbursement of Affiliates of AIG for increased costs relating to certain insurance policy claims by TRH, in Section 3.10(b) with respect to D&O Indemnified Persons, in Section 3.10(a) with respect to AIG Designees, in Section 3.18 with respect to any AIG Signatory or TRH Signatory, and in Article VIII with respect to AIG Indemnified Parties and TRH Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          Section 9.08. Amendment; Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the parties thereto. No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

          Section 9.09. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

          (a) This Agreement and all transactions contemplated by this Agreement, including the arbitration provision of Section 3.04(d) relating to any Dispute, and all claims and defenses arising out of or relating to any such transaction or agreement or the formation, breach, termination or validity of any such agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any conflicts of Law principles of such state that would apply to the Laws of another jurisdiction.

          (b) Each of AIG, AHAC and TRH irrevocably and unconditionally:

     (i) submits for itself and its property to the exclusive jurisdiction of the Delaware Court of Chancery, or if the Delaware Court of Chancery lacks jurisdiction of the subject matter, the United States District Court for the District of Delaware, or if both the Delaware Court of Chancery and the United States District Court for the District of Delaware lack jurisdiction of the subject matter, any court of competent jurisdiction sitting in the State of Delaware, in any Action directly or indirectly arising out of or relating to this Agreement, the transactions contemplated by this Agreement, or the formation, breach, termination or validity of this Agreement; and agrees that all claims in respect of any such Action shall be heard and determined solely in such court;

     (ii) consents that any such Action may and shall be brought in such court and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in such court or that such court is an inconvenient forum for the Action and agrees not to assert, plead or claim the same;

     (iii) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets;

     (iv) irrevocably waives any right to remove any such Action from the Delaware Court of Chancery to any federal court;

     (v) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.02; and

     (vi) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.

          (c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. EACH

OF AIG, AHAC AND TRH CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF AIG, AHAC AND TRH UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF AIG, AHAC AND TRH MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF AIG, AHAC AND TRH HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.09. AIG, AHAC OR TRH MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          Section 9.10. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms, Preamble, Recitals, Article, Section, paragraph, Annex, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Annexes, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms, are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section.

          Section 9.11. Specific Performance. Subject to Section 3.08(g) and Section 3.17(e), (a) the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, (b) it is accordingly agreed, without the necessity of posting bond or other undertaking, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such party is entitled at Law or in equity and (c) in the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto waives the defense or counterclaim that there is an adequate remedy at Law.

          Section 9.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AMERICAN INTERNATIONAL GROUP, INC.

By	/s/ Philip M. Jacobs
	Name:	Philip M. Jacobs
	Title:	Senior Vice President – Divestitures

AMERICAN HOME ASSURANCE COMPANY

By	/s/ Robert S. H. Schimek
	Name:	Robert S. H. Schimek
	Title:	Senior Vice President, Chief
Financial Officer and Treasurer

TRANSATLANTIC HOLDINGS, INC.

By	/s/ Robert F. Orlich
	Name:	Robert F. Orlich
	Title:	Chairman, President and Chief
Executive Officer

[Signature Page to the Master Separation Agreement]

EXHIBIT A

DEFINITIONS

          “AAA” shall have the meaning set forth in Section 3.04(d)(ii).

          “Access Termination Date” means the date of the six-year anniversary of the date of the First Time of Delivery, provided, however, that (i) in the event that the Access Termination Date is within 3 years of the last quadrennial insurance regulatory examination, such Access Termination Date shall be extended with respect to any offices, properties, books, data (financial or otherwise), files, information and records related to such examination until the date which is three years from the date of such examination and (ii) with respect to tax matters, such date shall be extended until the expiration of the applicable statute of limitations, taking into account any extensions thereof.

          “Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority or arbitral body.

          “Affected Master Lease” shall have the meaning set forth in Section 3.23(c).

          “Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. For purposes of this Agreement, (i) none of (A) the FRBNY or the U.S. Department of the Treasury or their respective Representatives, (B) the AIG Credit Facility Trust, (C) any insurance regulatory authority, (D) the IRS or any other tax authority or (E) any other Person controlled by any of the foregoing, or (F) TRH and the Company Subsidiaries shall be deemed Affiliates of AIG and its Affiliates and (ii) AIG and its Affiliates shall not be deemed to be Affiliates of TRH and the Company Subsidiaries.

          “After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any tax benefit derived (or reasonably expected to be derived) by the Indemnified Party (or any Affiliate thereof) as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses). Such tax benefits shall be computed assuming that any such tax benefits are fully utilized in the taxable period during which such Losses are sustained or paid.

          “Agreement” shall have the meaning set forth in the Preamble.

          “AHAC” shall have the meaning set forth in the Preamble.

          “AHAC Shares” shall have the meaning set forth in the Recitals.

          “AIG” shall have the meaning set forth in the Preamble.

          “AIG Auditors” shall have the meaning set forth in Section 3.15(a).

          “AIG Beneficiary” shall have the meaning set forth in Section 3.18.

          “AIG Credit Facility Trust” means AIG Credit Facility Trust established by the FRBNY for the sole benefit of the United States Treasury pursuant to the AIG Credit Facility Trust Agreement made on January 16, 2009 by and among the FRBNY and Jill M. Considine, Chester B. Feldberg and Douglas L. Foshee.

          “AIG Designee” shall have the meaning set forth in Section 3.10(a).

          “AIG Disclosure Portions” means any portions of the Registration Statement, the Prospectus or any other document or report filed with the SEC in connection with the Offering, including any amendment or supplement thereto, to the extent (but only to the extent) that such portions include information that is (i) furnished in writing by AIG to TRH expressly for use therein and (ii) not amended, supplemented or modified by TRH or any Company Subsidiary or any of their respective Representatives; and shall include the information listed in Schedule IV of the Underwriting Agreement (information furnished to TRH by AIG and/or AHAC).

          “AIG Guaranty” shall have the meaning set forth in Section 3.07(a).

          “AIG Indemnified Parties” shall have the meaning set forth in Section 8.03(a).

          “AIG Licensed Party” or “AIG Licensed Parties” shall have the meaning set forth in Section 3.08(e).

          “AIG Materials” shall have the meaning set forth in Section 3.08(c).

          “AIG Names and Marks” shall have the meaning set forth in Section 3.08(a).

          “AIG Releasee” shall have the meaning set forth in Section 3.06.

          “AIG Shares” shall have the meaning set forth in the Recitals.

          “AIG Signatory” shall have the meaning set forth in Section 3.18.

          “AIG’s Nonqualified Plans” shall have the meaning set forth in Section 3.11(f).

          “AIG’s Pension Plan” shall have the meaning set forth in Section 3.11(b)(i).

          “AIG’s Pension Plan Actuary” shall have the meaning set forth in Section 3.11(b)(iii).

          “AIG’s UK Pension Plan” shall have the meaning set forth in Section 3.11(c)(i).

          “Ancillary Agreements” means the Underwriting Agreement, the Rights Agreement, the Transition Services Agreement, the Stockholders Agreement and the Hold Harmless Agreement(s).

          “Archived Files” shall have the meaning set forth in Section 3.13(b).

          “Beneficial Ownership”, “Beneficial Owner” and “Beneficially Own” refer to ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that, for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

          “Benefit Plan” means all: (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, and (ii) incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs and agreements, in each case established or maintained by TRH, AIG or any of their respective Affiliates or to which TRH, AIG or any of their respective Affiliates contributes or is obligated to contribute, for the benefit of any Employees, except for any such plans maintained in countries with less than fifteen (15) employees.

          “Benefits Transition Date” shall have the meaning set forth in Section 3.11(a).

          “Business” means the business conducted by TRH and the Company Subsidiaries as of the date hereof.

          “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to remain closed.

          “Capital Stock” means capital stock or other type of equity interest in (as applicable) a

Person.

          “Change of Control” of a Person (the “COC Person”) shall mean the occurrence of one of the following events: (a) if any Person shall acquire beneficial ownership of more than 50% of the voting securities of such COC Person then issued and outstanding, (b) the consummation of a merger, consolidation, binding share exchange or other business combination of such COC Person into or with another Person in which the stockholders of such COC Person immediately prior to the consummation of such transaction shall own less than 50% of the voting securities of the surviving person (or the parent of the surviving person where the surviving person is wholly owned by the parent person) immediately following the consummation of such transaction or (c) the consummation of the sale, transfer, lease or other disposition (but not including a transfer, lease or other disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of such COC Person.

          “Chicago Sublease” shall have the meaning set forth in Section 3.23(a).

          “Closing” shall have the meaning set forth in the Recitals.

          “Closing Date” shall mean 12:01 a.m., New York City time, on the date of the Closing.

          “Code” means the United States Internal Revenue Code of 1986.

          “Commerce & Industry Insurance Company of Canada Savings Plan” shall have the meaning set forth in Section 3.11(e).

          “Common Stock” shall have the meaning set forth in the Recitals.

          “Company Benefit Plans” shall mean those Benefit Plans that are sponsored by TRH or any of the Company Subsidiaries.

          “Company Subsidiaries” means the Subsidiaries of TRH.

          “Confidential Information” shall have the meaning set forth in Section 3.17(a).

          “Consent Deadline” shall have the meaning set forth in Section 3.23(c).

          “Consolidated Period” means any financial reporting period or part thereof for which TRH’s financial results are consolidated with AIG’s consolidated financial results.

          “Contract” means any contract, agreement, undertaking, indenture, commitment, loan, consent, note or other legally binding obligation, whether written or oral.

          “Contributions” shall have the meaning set forth in Section 3.11(d).

          “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings. For the purposes of this Agreement, AIG shall be deemed not to be Controlled by any Person.

          “Credit Agreement” shall have the meaning set forth in Section 3.20.

          “Credit Card Program” means AIG’s Citibank MasterCard and Visa Corporate Credit Card Programs.

          “Dispute” shall have the meaning set forth in Section 3.04(d).

          “D&O Indemnified Person” shall have the meaning set forth in Section 3.10(b).

          “Eligible Insurance Proceeds” shall have the meaning set forth in Section 8.07(c).

          “Employees” means (i) each person who as of the First Time of Delivery is an active employee of TRH or any of the Company Subsidiaries and (ii) each person who is an employee of TRH or any of the Company Subsidiaries as of the First Time of Delivery who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for TRH and the Company Subsidiaries, or who is on approved leave under the Family and Medical Leave Act). For purposes of Sections 3.11(b), (c), (e), (f) and (i), “Employees” shall also mean each former employee of TRH or any of the Company Subsidiaries (or any predecessors, as the context requires); provided, however, that on the last day of the former employee’s employment that was eligible for service credit under any AIG benefit plan, such former employee was employed by TRH or any of the Company Subsidiaries.

          “Equity Period” means any financial reporting period or part thereof for which AIG accounts or reasonably expects to account for its investment in TRH using the equity method.

          “ERISA” means the Employee Retirement Income Security Act of 1974.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          “Exit Date” shall have the meaning set forth in Section 3.23(c).

          “finally determined” shall have the meaning set forth in Section 8.05.

          “FINRA” means the Financial Industry Regulatory Authority or its predecessor entities, the National Association of Securities Dealers, Inc. or NYSE Regulation LLC, as applicable.

          “First Time of Delivery” shall have the meaning set forth in the Underwriting Agreement.

          “FRBNY” means the Federal Reserve Bank of New York.

          “FRBNY Liens” shall have the definition set forth in the definition of “Permitted Liens”.

          “GAAP” means United States generally accepted accounting principles.

          “Governmental Authority” means any domestic or foreign governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body, court, association (including the NAIC) or entity.

          “Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

          “Hold Harmless Agreement” shall have the meaning set forth in the Recitals.

          “Indemnified Party” shall have the meaning set forth in Section 8.04(a).

          “Indemnifying Party” shall have the meaning set forth in Section 8.04(a).

          “Independent Actuary” shall have the meaning set forth in Section 3.11(b)(iii).

          “Insurance Agreement” means (a) any reinsurance or retrocession Contracts between AIG or any of its Affiliates, on the one hand, and TRH or any Company Subsidiary, on the other hand, (b) any insurance policies purchased or obtained by TRH or any Company Subsidiary from AIG or any of its Affiliates, which policy solely provides coverage to TRH or any Company Subsidiary, and (c) any other Contracts entered into in connection with any insurance, reinsurance or retrocession Contracts contemplated by clauses (a) or (b) of this definition.

          “Insurance Contract” means any insurance policy, binder, slip or contract or reinsurance treaty, contract, binder or slip issued by an Insurance Subsidiary in connection with the Business.

          “Insurance Subsidiary” means each Company Subsidiary that is an insurance company.

          “Intellectual Property” means: all intellectual property, whether protected or arising under the laws of the United States or any other jurisdiction, including the following: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof, all patents that may issue on such applications, documented unpatented invention disclosures and all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade dress, logos, Internet domain names, any and all common law rights thereto, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions and all reissues, extensions and renewals of any of the foregoing (“Trademarks”), (c) copyrightable works, copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions and (d) proprietary information, including trade secrets, processes and know-how.

          “Intercompany Agreements” shall have the meaning set forth in Section 3.05.

          “IRS” means the U.S. Internal Revenue Service.

          “Knowledge” of a Person means in the case of TRH, the actual knowledge of any Person listed on Annex I, subject to the subject matter limitations set forth in such schedule.

          “Landlord” shall have the meaning set forth in Section 3.23(c).

          “Law” means any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction, ruling, decree or agency requirement of any Governmental Authority.

          “Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind.

          “Litigation Hold” means the scope of documents and records whose preservation is mandated by a document retention notice issued in connection with any litigation, arbitration, mediation (or other form of dispute resolution), third-party subpoena or regulatory inquiry.

          “Losses” means any and all losses, damages, reasonable costs, reasonable expenses, liabilities, settlement payments, awards, judgments, fines, obligations, claims and deficiencies of any kind.

          “Master Lease” shall have the meaning set forth in Section 3.23(c).

          “NAIC” means the National Association of Insurance Commissioners.

          “New York Sublease” shall have the meaning set forth in Section 3.23(a).

          “Notice of Dispute” shall have the meaning set forth in Section 3.04(d)(i).

          “Notice of Insurance” shall have the meaning set forth in Section 8.07(c).

          “Offering” shall have the meaning set forth in the Recitals.

          “Ordinary Course of Business” with respect to a Person means the ordinary course of business of such Person, consistent with past practice, subject to such changes by such Person and/or its Affiliates as are reasonably necessary in light of the then current operating conditions and developments with respect to such Person and/or its Affiliates.

          “Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation and by-laws and, with respect to any other type of entity, its organizational documents.

          “Pension Calculation Notice” shall have the definition set forth in Section 3.11(b)(iii).

          “Pension Plan Participants” shall have the meaning set forth in Section 3.11(b)(i).

          “Pension Plan Transfer Amount” shall have the meaning set forth in Section 3.11(b)(ii).

          “Pension Plan Transfer Date” shall have the meaning set forth in Section 3.11(b)(v).

          “Permitted Liens” means the following Liens: (a) Liens that secure debt that is reflected on the Reference Balance Sheet; (b) Liens for taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due; (d) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval; (e) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security; (f) defects of title, easements, rights-of-way, covenants, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of business or which are shown by a current title report or other similar report or listing previously provided or made available to TRH or any Company Subsidiary; (g) Liens not created by TRH or any of the Company Subsidiaries that affect the underlying fee interest of any leased real property of TRH and the Company Subsidiaries; (h) Liens incurred in the Ordinary Course of Business securing obligations or liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively; (i) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records; (j) all licenses, agreements, settlements, consents, covenants not to assert and other arrangements entered into in the Ordinary Course of Business; (k) zoning, building and other generally applicable land use restrictions; (l) Liens that have been placed by a third party on the fee title of the real property constituting the leased real property or real property over which TRH or any of the Company Subsidiaries have easement rights; (m) any set of facts an accurate up-to-date survey would show; provided, however, that such facts do not materially interfere with the present use of the relevant owned real property or leased real property by TRH or the Company Subsidiaries, respectively; (n) leases or similar agreements affecting the owned real properties of TRH or the Company Subsidiaries, provided that such leases and agreements have been provided or made available to AIG or any of its Affiliates; (o) Liens or other restrictions on transfer imposed by applicable insurance Laws; (p) pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedents under reinsurance written by an Insurance Subsidiary, for purposes of statutory accounting credit; (q) Liens granted under securities lending and borrowing agreements, repurchase and reverse repurchase agreements and derivatives entered into in the Ordinary Course of Business; (r) clearing and settlement Liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and holding of legal title or other interests in securities or other investment properties by custodians or depositories in the Ordinary Course of Business; and (s) any Liens created by (x) the Guarantee and Pledge Agreement, dated as of September 22, 2008 (as may be amended, modified, or supplemented from time to time), between AIG and the FRBNY, (y) the Credit Agreement, dated as of September 22, 2008 (as may be amended, modified or supplemented from time to time), between AIG and the FRBNY or (z) any other Contract with, or entered into at the direction of, the FRBNY or the U.S. Department of the Treasury (the foregoing (x), (y) and (z) collectively, the “FRBNY Liens”).

          “Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

          “Post-Closing Covenants” shall have the meaning set forth in Section 8.01.

          “Post-Closing Invoice” shall have the meaning set forth in Section 3.04(b).

          “Pre-Closing Covenants” shall have the meaning set forth in Section 8.01.

          “Prospectus” means the prospectus (including any preliminary prospectus and any final prospectus) included in the Registration Statement, as amended or supplemented by any free writing prospectus, whether or not required to be filed with the SEC, prospectus supplement with respect to the terms of the Offering of any portion of the Shares covered by the Registration Statement and by all other amendments and supplements to the prospectus, and all material incorporated by reference in such prospectus.

          “Reference Balance Sheet” means the unaudited consolidated balance sheet of TRH and the Company Subsidiaries as of March 31, 2009.

          “Registration Statement” shall have the meaning set forth in the Recitals.

          “Rejected Sublease” shall have the meaning set forth in Section 3.23(b).

          “Rejected Subleased Premises” shall have the meaning set forth in Section 3.23(c).

          “Related Documents” means with respect to the TRH Notes (i) the Indenture, dated December 14, 2005, between TRH and The Bank of New York, (ii) the First Supplemental Indenture, dated December 14, 2005, between TRH and The Bank of New York, (iii) the Registration Rights Agreement, dated February 2, 2006, among AIG, certain of its Affiliates and TRH, (iv) the Letter Agreement among AIG, certain of its Affiliates and TRH, (v) all other instruments, agreements and other documents executed and delivered in connection therewith that are material thereto and in effect, and (vi) any amendments, supplements, waivers or other modifications to any of the foregoing.

          “Reporting Period” means any Consolidated Period or any Equity Period.

          “Representative” of a Person means the directors, officers, employees, advisers, agents, consultants, accountants, investment bankers or other representatives of such Person and of such Person’s Affiliates.

          “Restated Certificate of Incorporation of TRH” shall mean the Restated Certificate of Incorporation of TRH attached hereto as Exhibit H.

          “Rights Agreement” shall have the meaning set forth in the Recitals.

          “Schedule 3.18 Contracts” shall have the meaning set forth in Section 3.18.

          “SEC” shall have the meaning set forth in the Recitals.

          “Securities Act” means the Securities Act of 1933, as amended from time to time.

          “Self-Regulatory Organization” means FINRA or any other association, commission, board or agency that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies, or investment advisers or to the jurisdiction of which the TRH or the Company Subsidiaries is otherwise subject.

          “Self-Regulatory Organization Approval” means any consent, approval, license, permit, order, qualification or authorization of, or registration with or other action by, or any filing with or notification to, any Self-Regulatory Organization.

          “Shares” shall have the meaning set forth in the Recitals.

          “Special Contribution” shall have the meaning set forth in Section 3.11(c)(iv).

          “Stockholders Agreement” shall have the meaning set forth in the Recitals.

          “Sublease” or “Subleases” shall have the meaning set forth in Section 3.23(a) .

          “Subleased Premises” shall have the meaning set forth in Section 3.23(c).

          “Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly Beneficially Owned or Controlled by such Person.

          “Tax” or “Taxes” means all income, excise, gross receipts, premium, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes or other taxes, (whether payable directly or by withholding) imposed by any United States (or any of its political subdivisions) Tax Authority and any material tax imposed by a Tax Authority (other than the United States or any of its political subdivisions), together with any interest and any penalties thereon or additional amounts with respect thereto.

          “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

          “Third Party Claim” shall have the meaning set forth in Section 8.04(a).

          “Toronto Sublease” shall have the meaning set forth in Section 3.23(a).

          “Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

          “Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

          “Transition Services Agreement” shall have the meaning set forth in the Recitals.

          “TRH” shall have the meaning set forth in the Preamble.

          “TRH Auditors” shall have the meaning set forth in Section 3.15(a).

          “TRH Beneficiary” shall have the meaning set forth in Section 3.18.

          “TRH Employer” shall have the meaning set forth in Section 3.11(c)(i).

          “TRH Indemnified Parties” shall have the meaning set forth in Section 8.02(a).

          “TRH Licensed Party” or “TRH Licensed Parties” shall have the meaning set forth in Section 3.08(e).

          “TRH Materials” shall have the meaning set forth in Section 3.08(f).

          “TRH Names and Marks” shall have the meaning set forth in Section 3.08(a).

          “TRH Notes” means the 5.75% Senior Notes of TRH due December 14, 2015.

          “TRH Pension Reimbursement Amount” shall have the meaning set forth in Section 3.11(d).

          “TRH Proportionate Share” shall have the meaning set forth in Section 3.11(d).

          “TRH Releasee” shall have the meaning set forth in Section 3.06.

          “TRH Signatory” shall have the meaning set forth in Section 3.18.

          “TRH’s Pension Plan” shall have the meaning set forth in Section 3.11(b)(i).

          “TRH’s Pension Plan Actuary” shall have the meaning set forth in Section 3.11(b)(iii).

          “UK Pension Plan Member” shall have the meaning set forth in Section 3.11(c)(i).

          “Underwriter(s)” shall have the meaning set forth in the Underwriting Agreement.

          “Underwriting Agreement” shall have the meaning set forth in the Recitals; provided that AIG shall have the right, in its sole discretion, to designate which firms shall be the Underwriter(s), and which firms shall be the bookrunners and the co-managers of the Offering.

          “Underwriting Agreement Effective Time” shall mean the time that the Underwriting Agreement is fully executed by AIG, AHAC, TRH and the representatives of the Underwriter(s).